                    U. S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              iBIZ Technology Corp.
                              ---------------------
                 (Name of small business issuer in its charter)

     Florida                           3571                      86-0933890
(State or jurisdiction of   (Primary Standard Industrial      (I.R.S.Employer
incorporation or             Classification Code Number)     Identification No.)
organization)

       1919 West Lone Cactus Drive, Phoenix, Arizona 85021, (623) 492-9200
       -------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

               1919 West Lone Cactus Drive, Phoenix, Arizona 85021
               ---------------------------------------------------
(Address of principal place of business or intended principal place of business)

                       Robert L. Lane, Lane & Ehrlich, Ltd
                       -----------------------------------
    4001 N. Third St., Suite 400, Phoenix, Arizona 85012-2065 (602) 264-4442
    ------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                     Copy to:

                            Stephen R. Boatwright, Esq.
                              Daniel A. Larson, Esq.
                              Gammage & Burnham, PLC
                       Two North Central Avenue, 18th Floor
                              Phoenix, Arizona 85004
                                  (602) 256-0566


Approximate date of proposed sale to the public:  February 28, 2000


      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                            |_| _____________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                            |_| _____________

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                            |_| _____________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                                            |_| _____________

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
Title of each class of securities to     Amount to be        Proposed       Proposed maximum     Amount of
            be registered                registered(1)        maximum          aggregate       registration
                                                          offering price     offering price         fee
                                                            per share(6)
-------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value            5,039,252(2)          $1.47          $7,407,700.00       $2,059.34
-------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value            1,000,000(3)          $1.47          $1,470,000.00       $  408.66
-------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value              500,000(4)          $1.47          $  735,000.00       $  204.33
-------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value              300,000(5)          $1.47          $  441,000.00       $  122.60
-------------------------------------------------------------------------------------------------------------

(1) Represents the shares of common stock being registered for resale by the selling securityholders.

(2) Pursuant to a registration rights agreement between us and a selling securityholder, the number of shares represents 200% of the maximum number of shares which would be issuable as of the date of filing this registration statement upon conversion of two seven percent convertible debentures. Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling securityholder upon conversion of the debentures. That number of shares is subject to adjustment under anti-dilution provisions included in the debentures covering the additional issuance of shares by iBIZ resulting from stock splits, stock dividends or similar transactions. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock issuable upon conversion of the debentures.

(3) Pursuant to a registration rights agreement among us and a selling securityholder, the number of shares includes 200% of the maximum number of shares which would be issuable as of the date of filing this registration statement upon exercise of warrants to purchase an aggregate of 300,000 shares of common stock. Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling securityholder upon exercise of the warrants. That number of shares is subject to adjustment under anti-dilution provisions included in the warrants covering the additional issuance of shares by iBIZ resulting from stock splits, stock dividends or similar transactions. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock issuable upon exercise of the warrants.

(4)   Issuable upon conversion of options.

(5) Issuable upon conversion of the selling securityholders' eight percent convertible debentures.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended (the "Securities Act"); based on the average ($1.47) of the bid ($1.44) and asked ($1.50) price on the NASD OTC Bulletin Board on January 3, 2000.


            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

                               CROSS REFERENCE SHEET


     CAPTION IN FORM SB-2                                              CAPTION IN PROSPECTUS
     --------------------                                              ---------------------
1.   Front of Registration Statement and outside front of              Front cover
     cover of Prospectus

2.   Inside front and outside back cover of Prospectus                 Inside front cover of Prospectus

3.   Summary information and Risk Factors                              Summary; Risk Factors

4.   Use of Proceeds                                                   Use of Proceeds

5.   Determination of Offering Price                                   Plan of Distribution

6.   Dilution                                                          Not Applicable

7.   Selling Security Holders                                          Selling Securityholders

8.   Plan of Distribution                                              Plan of Distribution

9.   Legal Proceedings                                                 Business

10.  Directors, Executive Officers, Promoters and Control              Directors and Executive Officers
     Persons

11.  Security Ownership of Certain Beneficial Owners and               Security Ownership of Certain Beneficial Owners
     Management                                                        and Management

12.  Description of Securities                                         Description of Securities

13.  Interest of Named Experts and Counsel                             Not Applicable

14.  Disclosure of Commission Position of Indemnification              Indemnification for Securities Act Liabilities
     for Securities Act Liabilities

15.  Organization in last five years                                   Not Applicable

16.  Description of business                                           Business

17.  Management's Discussion and Analysis or Plan of                   Management's Discussion and Analysis
     Operations

18.  Description of Property                                           Business

19.  Certain Relationships and Related Transactions                    Certain Relationships and Related Transactions

20.  Market for Common Equity and Related Stockholder                  Market for Common Equity and Related Shareholder
     Matters                                                           Matters

21.  Executive Compensation                                            Executive Compensation

22.  Financial Statements                                              Financial Statements

23.  Changes in Disagreements with Accountants on                      Not Applicable
     Accounting and Financial Disclosure

                              IBIZ TECHNOLOGY CORP.
                           1919 WEST LONE CACTUS DRIVE
                             PHOENIX, ARIZONA 85021
                                 (623) 492-9200
                                www.ibizcorp.com

                                6,839,252 SHARES

                                   COMMON STOCK

            6,839,252 shares of common stock are being offered by our securityholders named under the heading "Selling Securityholders" appearing at page 10. We will not receive any of the proceeds from the sale of common stock by the securityholders. However, we will receive amounts upon exercise of outstanding options or warrants.

            Some of the securityholders have agreed to pay a portion of the expenses related to this offering, and all securityholders will pay sales or brokerage commissions or discounts with respect to sales of their shares.

            The shares of common stock described in this prospectus are for resale. The shares offered are being registered due to iBIZ's obligations to those securityholders. The securityholders may elect to sell shares of common stock described in this prospectus through brokers at the price prevailing at the time of sale or at negotiated prices. The common stock may also be offered in block trades, private transactions or otherwise at prices to be negotiated.

            Our common stock is traded on the National Association of Securities Dealers, Inc., OTC Bulletin Board under the symbol "iBIZ." On January 6, 2000, the price for our common stock was $1.63 per share.

            INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS, SEE "RISK FACTORS" ON PAGE 4.

            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 January 10, 2000

            The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
PROSPECTUS SUMMARY.....................................................        1


RISK FACTORS...........................................................        4


SELLING SECURITYHOLDERS...............................................        10


USE OF PROCEEDS.......................................................        11


PLAN OF DISTRIBUTION..................................................        11


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.............        12


DESCRIPTION OF BUSINESS...............................................        16


DIRECTORS AND EXECUTIVE OFFICERS......................................        29


EXECUTIVE COMPENSATION................................................        30


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........        32


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................        33


MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS..............        34


DESCRIPTION OF SECURITIES.............................................        35


INDEMNIFICATION FOR SECURITIES ACT LIABILITIES........................        37


EXPERTS...............................................................        37


LEGAL MATTERS.........................................................        37


FINANCIAL STATEMENTS..................................................       F-1


                               PROSPECTUS SUMMARY

            YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, OUR COMMON STOCK AND OUR FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                   OUR COMPANY

            OVERVIEW

            Our Company is incorporated in Florida. Our executive offices are located at 1919 West Lone Cactus Drive, Phoenix, Arizona 85021, and our telephone number is (623) 492-9200. Our world wide web address is http://www.ibizcorp.com. Information contained on our website is not part of this prospectus.

            Through our wholly-owned operating subsidiary, INVNSYS Technology Corporation, we design, manufacture and distribute desktop computers, monitors, transactional printers, financial application keyboards, numeric keypads and related products. We also market a line of original equipment manufacturer notebook computers and distribute transactional and color printers.

            We recently expanded our business to include network integration services and digital subscriber line high-speed Internet connection services. We have also recently acquired assets from a company engaged in the business to business sale of software and intend to incorporate software sales into our business.

            Founded in 1979, INVNSYS has evolved from a distributor of bank automation computer systems to a provider of a variety of computer products targeted at both the commercial and personal markets. Throughout its history, INVNSYS has provided innovative products to satisfy its customers' demands.


            PRODUCTS

            Our product groups currently include:

            - Business Application Small Footprint Computers. Designed for limited space environments, we believe our iT-8000 has the smallest base or footprint of any desktop in the personal computer industry.

            - Personal Computers. We offer two small footprint personal computers, the Safari and the Sahara.

            - Keyboards. We market a range of keyboards and numeric keypads targeted at financial institutions. We recently introduced an innovative keyboard called "KeySync," specifically designed for use with hand-held personal organizers such as 3COM's Palm Pilot.

            - Displays and Monitors. We sell a line of space-saving, zero-emission LCD flat panel displays. We believe our LCD panels take up less than one-tenth of the space needed for an equivalent cathode ray tube monitor and are some of the thinnest available on the market. We also offer a line of traditional monitors.

            - Notebook Computers. We market a complete line of competitively priced, build-to-order notebook computers under the name "iBook." Currently, we sell three models, the Roadrunner, the Apache and the Phoenix.

            - Printers and Peripherals. We are an authorized distributor of Epson printers and peripherals and currently offer two transactional printers. We recently began offering Tektronix color printers.

            SERVICES

            We recently began offering the following services:


            - Network Integration Services. We have hired a Chief Technology Officer with significant industry contacts and now have contracts with American Express and Motorola.


            - Digital Subscriber Line Services. In December 1999, we started offering high-speed Internet connection services marketed to commercial customers.

            MARKETING, SALES AND DISTRIBUTION

            We market our products directly to end users through a direct sales force, regional re-sellers, value-added providers in the banking and point-of-sale markets and Internet commerce sites. We market our full range of products directly to retail customers through our website at www.ibizcorp.com.

            MANUFACTURING

            Our products are engineered and manufactured by various entities in Taiwan. Manufacturers build our products to our specifications with non-proprietary components. We engage in final assembly, functional testing and quality control in our Phoenix, Arizona facility.

            SERVICE AND SUPPORT

            We provide our customers with a comprehensive service and support program. Technical support is provided to customers via a toll-free telephone number as well as through our website.

            Our products have either a one or three year limited warranty covering parts and service. In addition, we offer extended service agreements, which may extend warranty coverage for up to two additional years.

                                   THE OFFERING

[PIE CHART]

Shares Registered in this Prospectus

7% Debentures .....         5,039,252(1)
Warrants ..........         1,000,000(1)
Options ...........           500,000
8% Debentures .....           300,000


Total shares registered in this prospectus.....................     6,839,252

Shares outstanding after the offering..........................    30,791,006(2)

OTC Bulletin Board symbol......................................         iBIZ

--------------------

(1) Under the terms of registration agreements between iBIZ and the selling securityholder, iBIZ has agreed to register 200% of the shares of common stock issuable upon conversion of two 7% convertible debentures and exercise of warrants to purchase an aggregate of 300,000 shares. The number of shares issuable upon conversion of the debentures and exercise of the warrants were calculated as the date of filing this prospectus.


(2) Assumes the conversion of all of the debentures and exercise of all of the options and warrants at 100% of the maximum number of shares issuable, but excludes shares issuable upon exercise of options and warrants not registered in this prospectus.



                                  RISK FACTORS

            Investing in the common stock involves certain risks. You should review these "Risk Factors" beginning on page 4.

                              PLAN OF DISTRIBUTION

            Selling securityholders may sell common stock in the over-the-counter market or on any exchange on which our common stock is listed. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts. The selling securityholders must pay their own commissions and absorb the discounts. Brokers or dealers used by the selling securityholders may be deemed to be underwriters under the Securities Act. In addition, the selling securityholders will be underwriters under the Securities Act with respect to the common stock offered.

            This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                                  RISK FACTORS

            INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS BEFORE EXERCISING DEBENTURES, WARRANTS OR OPTIONS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

            EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN OUR SEC REPORTS ARE "FORWARD LOOKING" STATEMENTS ABOUT OUR EXPECTED FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS.

            We Have A History Of Losses And Anticipate Future Losses

            For the fiscal year ended October 31, 1999, we sustained a net loss of approximately $954,099. Future losses are anticipated to occur. Our success in obtaining additional funding will determine our ability to continue operations. We have insufficient cash flow to sustain or grow operations. We cannot assure you that we will be successful in reaching or maintaining profitable operations.

            We Will Require Additional Capital In the Future

            We have spent, and will continue to spend, substantial funds on product research and development and expansion of our sales and marketing efforts. As a result, we will need to raise short-term capital to maintain our ongoing business. We are actively seeking to obtain a significant capital infusion to avoid continuing reliance on short-term capital sources. On December 29, 1999, we issued convertible debentures in the amount of $1,000,000. We currently anticipate the proceeds will be sufficient to maintain our ongoing business until March 2000. However, we cannot assure you that unforeseen events will not result in the need for additional capital sooner than we currently anticipate. If at any time we are unable to raise additional financing, we may be forced into insolvency.

            If we do raise additional funds, your stock ownership may be diluted. Further, new securities may have rights, preferences or privileges senior to yours. Additionally, debt financing may include restrictive covenants, such as restrictions on incurring additional debt. If we are unable to raise additional funds when necessary, we may have to reduce planned expenditures, scale back our product developments, sales or other operations, enter into financing arrangements on terms that we would not otherwise accept or be forced into insolvency.

            The Market is Highly Competitive

            The market for our products is intensely competitive. We expect to experience significant and increasing levels of competition. We compete principally in the following areas:

            -     Product Quality and Reliability

            -     Product Performance

            -     Level of Customer Service

            -     Ability to Meet Customer Requirements

            -     Brand Awareness

            -     Price

            In many of our markets, traditional computer hardware manufacturing companies provide the most significant competition. Our competitors include a substantial number of large public companies, including IBM, Compaq Computer Corporation, Dell Computer Corporation, Toshiba, Gateway 2000 and NEC.

            Most of our competitors are much larger, benefit from greater name recognition and have significantly greater resources than we do. This subjects us to numerous competitive disadvantages. For example, our current revenue levels limit our ability to market and advertise on a national or international level. This in turn makes it more difficult for us to increase brand awareness. We could be forced to reduce prices and suffer reduced margins or market share due to increased competition from manufacturers or distributors of products similar to or competitive with our product.

            We Need to Expand our Product Range

            To effectively compete, we need to continue to expand our business and generate greater revenues so that we have the resources to timely develop new products. We must continue to market our products and services through our direct sales force and expand our e-commerce distribution channels. We cannot assure you that we will be able to grow sufficiently to provide the range and quality of products required to compete.

            We Must Keep Pace with Rapid Technological Change to Remain Competitive

            The computer industry is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and enhancements and changing customer demands. We must develop and introduce new products that keep pace with technological developments. If we fail to introduce progressive new products in a timely and cost-effective manner, our financial performance may be negatively affected.

            Some of Our Products Target Niche Markets

            We sell a line of "small footprint" computers. (The footprint is the amount of desk space a computer requires.) We are also currently developing a "thin client" computer system designed to utilize thinly equipped terminals with limited memory and no local storage capability connected to central servers.

            We believe that the small footprint and thin client computer segments of the industry present business opportunities because they are underdeveloped markets. However, we also believe that the number of competitors offering these products will grow over the next several years. For example, competitors such as Gateway 2000 and NEC have recently introduced computers targeted to consumers requiring less desk space. We compete in the thin client market segment with well established companies such as Wyse Technology. We believe that Wyse may hold over 45% of the world-wide general purpose terminal market. We cannot guarantee you that small footprint products will gain or even sustain current market share or that our thin client products will achieve market acceptance. In addition, our products could be rendered obsolete and unmarketable if our competitors introduce new technology or new industry standards emerge.

            Recent Consolidations May Limit Our Markets

            One of our primary markets is the banking and financial institution industry. Recently, many banking and financial institutions have begun to consolidate. Although the number of potential customers decrease during consolidation, many banking and financial institutions upgrade their computer networks. We cannot assure you that the demand for our products by banking and financial institutions will not decrease as a result of the consolidation.

            Our Products Must Be Compatible With Third-Party Software

            Although we market computer hardware and peripherals, we currently do not develop software. Consequently, we are dependent upon third-parties to develop software applications that operate on our hardware platforms. If software providers do not continue to provide software acceptable to our customers, our sales may suffer.

            We cannot guarantee that all available software will be compatible with our products or that we will have the technical personnel necessary to evaluate and fix software compatibility problems that may arise. If we do not have technical personnel available, our sales may decline.

            We Are Dependant On Our Manufacturers And Suppliers

            Our business depends upon obtaining adequate quantities of products from our manufacturers and suppliers. Consequently, our results of operations are dependant, in part, upon our manufacturers' and suppliers' ability to produce reasonably priced products in adequate amounts to meet our demands.

            Currently, our computers and peripherals are engineered and manufactured by various entities in Taiwan. Although we have not experienced significant problems with our manufacturers and suppliers in the past, we may experience such problems in the future. We are also subject to risks of fluctuations in our component prices. If prices charged by our vendors increase, our costs of goods sold and net income would be adversely affected.

            Currently, we believe there is a shortage of liquid crystal display monitors. To date, we have not experienced difficulty in obtaining these monitors. In addition, we have preliminarily agreed with Harsper Company, Ltd. to act as the exclusive distributor for their liquid crystal display monitors. To date, a final agreement has not been executed. We cannot assure you that a final agreement will be signed or that we will distribute Harsper products. If our business expands and monitor supplies remain low, we may experience difficulty in meeting customer demand.

            We cannot assure you that our positive relationships will continue or that in the event of a termination of a relationship with a manufacturer or supplier, we would be able to obtain alternative sources of manufacturing or components without a material disruption in our ability to provide products to our customers. A material disruption of our ability to supply computers and peripherals to our customers would have a material adverse effect on our sales and results of operations.

            We Must Continue to be Authorized to Incorporate Manufacturer Authorized Products

            We are dependant on our continued authorization to provide manufacturer authorized products, including certain software products. Currently, the Company is authorized by industry-leading software developers, such as Citrix Systems, Inc. and Microsoft to incorporate their software in our products. Without such authorization, we would be unable to provide the same range of products currently offered. We cannot assure you that manufacturers will continue to authorize use of their software in our computers and peripherals.

            We Have Recently Added New Lines of Business

            We recently began offering network integration services and digital subscriber line or DSL high-speed Internet communications services. To aid in the development of these services, we have hired a Chief Technology Officer with significant experience and industry contacts. However, we cannot assure you that we will develop and implement successful marketing strategies for these new services. In addition, as DSL services are an emerging technology, we cannot assure you that this technology will gain market acceptance.

            Our Network Integration and DSL Services Face Intense Competition

            We recently began offering network integration services and DSL high-speed Internet communications services. The market for these products is highly competitive. Our network integration services will compete against a wide range of competitors from large established companies such as IBM and AT&T to smaller private entities. Our DSL services will compete with companies such as U.S. West Communications, COX Communications and Rhythms NetConnections. Although these companies are more established, we believe their greater resources may increase market awareness and acceptance of DSL services. This, in turn, may make it easier for us to sell DSL services. We cannot assure you, however, that our new DSL services will enable us to expand our customer base and generate greater revenues.

            We Have Few Proprietary Rights

            We attempt to protect our limited proprietary property through copyright, trademark, trade secret, nondisclosure and confidentiality measures. Such protections, however, may not preclude competitors from developing similar technologies.

            Currently, we hold no patents and most of the technology used in the design and manufacturer of our computers and peripherals is known and available to others. Although we are exploring patent protection for one of our keyboard products, we believe that our competitive position is based on the ability to successfully market innovative computers and peripherals rather than on patented technologies.

            Although we believe that our products do not infringe on any third party's intellectual property rights, we cannot be certain that we will not become involved in litigation involving proprietary rights. Intellectual property rights litigation entails substantial legal and other costs. We do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any litigation.

            There Is A Limited Market For Our Common Stock

            Currently only a limited trading market exists for our common stock. Our common stock trades on the OTC Bulletin Board under the symbol "iBIZ." The Bulletin Board is a limited market and subject to substantial restrictions and limitations in comparison to the NASDAQ system. Any broker/dealer that makes a market in our stock or other person that buys or sells our stock could have a significant influence over its price at any given time. We cannot assure you that the market in our common stock will be sustained. As a result, holders of our common stock may be unable to readily sell the stock they hold or may not be able to sell it at all.

            Our Stock Price has Been Volatile

            The history relating to the prices of newly public companies indicates that there may be significant volatility in the market price of our common stock. More particularly, since trading began in July 1998, the market price of our common stock has fluctuated between a low of $0.56 per share and a high of $3.06 per share, a 545% variance. As a result, holders of our common stock may be subject to wide fluctuations in the value of their investment.

            We Are Dependent on Key Personnel

            Our future success is dependent, in part, upon our five executive officers and other key employees. A loss of one or more of our current officers or key employees could negatively impact our operations. However, we have entered into employment agreements with our executive officers and other key employees.

We currently do not carry key-man life insurance policies for our executive officers. We cannot assure you that we will not suffer the loss of key human resources.

            Our Officers and Directors Can Exercise Control Over All Matters Submitted to a Vote of Shareholders

             As of January 6, 2000, our executive officers and directors beneficially owned an aggregate of approximately 55% of our outstanding common stock. These officers, acting together, will be able to effectively control matters requiring approval by our shareholders, including election of members to our board of directors. As a practical matter, current management will continue to control iBIZ for the foreseeable future.

            Management Will Have Broad Discretion To Use Proceeds

            We will not receive the proceeds from conversion of the debentures or the sale of shares by the selling securityholders. However, we will receive funds upon the exercise of options and warrants to purchase our common stock. We intend to use the proceeds principally for working capital and general corporate purposes, including marketing and product development. Our management and board of directors have broad discretion with respect to the application of the proceeds.

            Sales of Common Stock Registered in this Offering Could Cause a Decline in Our Stock Price

            Assuming all shares registered in this offering are sold and anti-dilution provisions do not trigger issuance of additional shares, we will have 30,791,006 shares outstanding after this offering is completed. In addition to the shares to be sold under this offering, we have outstanding 14,677,400 shares of "restricted securities" held by our officers and directors. The remaining 12,093,980 shares held by persons other than our officers and directors are currently, or will be available in the future for sale under Rule 144(k). Under Rule 144(k), restricted securities may be sold by non-affiliates of iBIZ without restrictions on volume limits. All shares registered in this offering will be freely tradable. If all of the 6,839,252 shares registered are issued it will increase the available free trading shares as of the date of this prospectus by approximately 83%. A significant amount of common stock coming on the market at any given time could result in a decline in the price of such stock or increased volatility.

            We Have Not And Do Not Anticipate Paying Dividends.

            To date, we have not paid dividends to our shareholders and we do not contemplate paying dividends in the future. We anticipate retaining earnings, if any, to finance and develop our business. As a result, the return on your investment will depend upon any appreciation in the market price in the common stock.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

            We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov.

            We have filed a registration statement with the SEC on Form SB-2 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

            The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

            This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

            We incorporate by reference the document listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares are sold:

            - Form 10-SB, filed October 13, 1999, File No. 027619, including the amendments filed on December 1, 1999 and December 15, 1999

            You may request a copy of these filings, at no cost, by writing to us at 1919 West Lone Cactus Drive, Phoenix, Arizona 85021, Attention: Terry S. Ratliff.

            You can review and copy the registration statement, its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's website.

                             SELLING SECURITYHOLDERS

            The following table lists the selling securityholders, the number of shares of common stock held by each selling securityholder as of the commencement date of this offering, the number of shares included in the offering and the shares of common stock held by each such selling securityholder after the offering. The shares included in the prospectus are issuable to the selling securityholders upon conversion of the debentures or the exercise of options or warrants.

                                      Shares of                                                     Percentage of
                                       Common                                                          Common
                                        Stock            Ownership                  Ownership           Stock
                                     Included in        Before the                  After the        Owned After
              Name                  Prospectus(1)       Offering(4)                Offering(5)       Offering(6)
              ----                  ----------          --------                   --------          --------
Scott Bishins                         180,000(1)          700,000                    520,000               1.5%
Dr. Fred Stelzer                       45,000(1)          155,000                    110,000               * %
Richard Schiff                         30,000(1)          215,000                    185,000               * %
Marc Nissenbaum                        45,000(1)          230,000                    185,000               * %
Lance Mullins                         300,000(2)          300,000                       0                  * %
Kim Moore                             100,000(2)          100,000                       0                  * %
Douglas Dragoo                        100,000(2)          100,000                       0                  * %
Scott Waldman                         400,000(2)          400,000                       0                  * %
Globe United Holdings, Inc.         5,639,252(3)        5,639,252                       0                  * %

(1)   Issuable upon conversion of the 8% Debentures.

(2)   Issuable upon conversion of options or warrants.

(3) Under the terms of a registration rights agreement between iBIZ and the selling securityholder, iBIZ agreed to register 200% of the shares issuable as the date of filing this prospectus upon conversion of the 7% Debentures and warrants to purchase an aggregate of 300,000 shares. iBIZ is registering 5,039,252 shares which represent 200% of the shares issuable upon conversion of the 7% Debentures and 600,000 shares which represent 200% of the shares issuable upon conversion of the warrants.

(4) Consists of all shares owned by the selling securityholders as of January 5, 2000, plus the shares included in this prospectus.

(5)   Assumes the sale of all shares registered in this offering.

(6)   *Represents less than one percent.


                                 USE OF PROCEEDS

            Some of the selling securityholders have agreed to be responsible for a portion of the expenses of this Offering which are estimated at $60,000. iBIZ will not receive any proceeds from the sale of the common stock by the selling securityholders. iBIZ will, however, receive up to $1,007,000 upon the exercise of options and warrants. iBIZ intends to use the net proceeds from exercise of options or warrants primarily for working capital needs and general corporate purposes, including product research and development and sales and marketing expansion. There can be no assurance that any options or warrants will be exercised.

                              PLAN OF DISTRIBUTION

            iBIZ is registering the shares on behalf of the selling securityholders. As used herein, "selling securityholders" includes donees and pledgees selling shares received from a named selling securityholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by some of the selling securityholders. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the each selling securityholder.

            Sales of shares may be effected by selling securityholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling securityholders have advised iBIZ that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.

            The selling securityholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

            The selling securityholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. iBIZ has agreed to indemnify some of the selling securityholders against certain liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

            Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. iBIZ has informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

            Upon the Company being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such shares were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction. In addition, upon iBIZ being notified by a selling securityholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

            Through its operating subsidiary, INVNSYS, iBIZ designs, manufactures, and distributes small footprint desktop computers, transaction printers, general purpose financial application keyboards, numeric keypads, CRT's, LCD monitors and related products. INVNSYS also markets a line of OEM notebook computers and distributes a line of transactional and color printers. iBIZ recently began offering network integration services, digital subscriber line high-speed Internet connection services, and business to business software sales.

SELECTED FINANCIAL INFORMATION.

                                                                          Year Ended
                                                                          ----------
                                                            10/31/97                       10/31/98
                                                            --------                       --------
Statement of Operations Data
         Net sales                                         $ 2,350,459                    $ 3,402,681
         Gross profit                                      $   771,019                    $ 1,182,885
         Operating income (loss)                           $  (403,889)                   $   112,882
         Net earnings (loss) after tax                     $  (321,109)                   $     7,863
         Net earnings (loss) per share                     $    (32.11)                   $      0.79

                                                            10/31/97                       10/31/98
                                                            --------                       --------
Balance Sheet Data
         Total assets                                      $ 1,309,954                    $ 1,653,998
         Total liabilities                                 $ 1,821,151                    $ 1,999,231
         Stockholders' equity (deficit)                    $  (511,197)                   $  (345,233)

                                                                          Year Ended
                                                                          ----------
                                                            10/31/98                       10/31/99
                                                            --------                       --------
Statement of Operations Data
         Net sales                                         $ 3,402,681                    $ 2,079,331
         Gross profit                                      $ 1,182,885                    $   470,602
         Operating income (loss)                           $    37,600                    $  (983,264)
         Net earnings (loss) after tax                     $     7,863                    $  (954,099)
         Net earnings (loss) per share                     $      0.79                    $     (.038)

Balance Sheet Data
         Total assets                                      $ 1,653,998                    $ 1,081,956
         Total liabilities                                 $ 1,999,231                    $ 1,511,019
         Stockholders' equity (deficit)                    $  (345,233)                   $  (429,063)

RESULTS OF OPERATIONS.

Fiscal year ended October 31, 1998 compared to fiscal year ended October 31, 1997.

            Revenues. Sales increased by approximately 45% from $2,350,459 for the fiscal year ended October 1997 to $3,402,681 for the fiscal year ended October 1998. The increase was mainly as a result of greater demand for INVNSYS' iT business application products and new product introductions and shipments for its keyboards.

            Cost of Sales. The cost of sales increased by approximately 41% from $1,579,440 in the fiscal year ended October 1997 to $2,219,796 in the fiscal year ended October 1998. The increase in cost of sales is attributable to a similar percentage increase in sales and reflects hardware costs which remained fairly stable over the two-year period.

            Gross Profit. Gross profit increased from approximately $771,019 in October 1997 to $1,182,885 in October 1998. The increase resulted primarily from the increase in revenues coupled with a slight decline in the costs of products components.

            Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased approximately 9% in the fiscal year ended October 1997 to the fiscal year ended October 1998. The decrease resulted primarily from cost reductions in promotion, insurance, payroll, payroll taxes, rent, telephone and entertainment.

            Interest Expense. Interest expense of $75,282 for the fiscal year ended October 1998 and of $74,147 for the fiscal year ended October 1997 was accrued on notes payable to Community First National Bank (primarily extended for working capital purposes).

            Income Taxes. Because INVNSYS incurred a loss of approximately $471,130 for the fiscal year ended October 1997, INVNSYS obtained a refund of $150,021. For the fiscal year ended October 1998, INVNSYS incurred taxes of $75,372 even though income before taxes was only $83,235. The significant tax on nominal income resulted from certain non-deductible expenses.

            Net Earnings. A loss in fiscal year October 1997 of $321,109 increased to a profit of $7,863 for fiscal year ended October 1998. Profitability resulted primarily from a dramatic increase in sales and a decrease in selling, general and administrative expenses.

Fiscal year ended October 31, 1999 compared to fiscal year ended October 31, 1998.

            Revenues. Sales decreased by approximately 64% from $3,402,681 in the fiscal year ended October 1998 to $2,079,331 in the fiscal year ended October 1999. The decrease was mainly as a result of the focus by management on raising financing for iBIZ and a transition to a new line of products. INVNSYS experiences short product life cycles and the declining revenues reflect declining sales volumes for existing products which were not replaced by any significant sales of new products, and which management estimates did not exceed $10,000.

            Cost of Sales. The cost of sales of $2,219,796 in the fiscal year ended October 1998 declined to $1,608,729 in the fiscal year ended October 1999, or an approximate 38% decrease. This decline reflects a coinciding decrease in the sale of products resulting in the purchase of less hardware from INVNSYS' overseas suppliers.

            Gross Profit. Gross profit decreased by approximately 60% from $1,182,885 in the fiscal year ended October 1998 to $470,602 in the fiscal year ended October 1999. The significant decrease resulted primarily from the decrease in revenues coupled with the cost of sales which did not decrease in direct proportion to the decrease in revenues. Gross profits also decreased as a result of selling more products to retailers at lower prices and a decline in maintenance service income, both of which reflected greater competitiveness in the product sector.

            Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately 36% from $1,070,003 in the fiscal year ended October 1998 to $1,453,866 for the fiscal year ended October 1999. The increase was primarily due to costs of consulting paid in connection with the acquisition, legal and accounting fees associated with the acquisition and an increase in the salaries of INVNSYS' key employees.

            Interest Expense. Interest expense of $49,537 for the fiscal year ended October 1999 and of $75,282 for the fiscal year ended October 1998 was accrued on notes payable to Community First National Bank primarily extended for working capital purposes. The decline in interest expense resulted from repayment of most of the principal of the notes in June, 1999.

            Net Earnings. Net earnings decreased from $7,863 for the fiscal year ended October 1998 to a loss of $954,099 for the fiscal year ended October 1999. The loss resulted from an increase in the selling, general and administrative expenses, a cost of sales decrease which was not in proportion to the significant decrease in revenues, and a substantial decrease in revenues for the fiscal year ended October 1999.

Liquidity and Capital Resources

            For the year ended October 1997, INVNSYS supplemented cash flow with proceeds from notes payable of approximately $138,000. At year end, INVNSYS had an overdraft of $14,133. For the year ending October 1998, INVNSYS received an advance from iBIZ Technology Corp. (prior to the acquisition) for approximately $158,101. INVNSYS also repaid notes of approximately $211,631. For the fiscal year ended October 1998, INVNSYS had an overdraft of $13,500.

            Historically, INVNSYS has had and now iBIZ has significant problems with liquidity. The Company has been unable to generate sufficient internal cash flow to fund all of its obligations. Outside sources of financing consisting of bank loans have been insufficient. While INVNSYS pays most of its suppliers in full prior to delivery of product by its manufacturers of hardware in Taiwan, its banking customers are not obligated to make payments until 30 days after delivery of products. INVNSYS is in an industry subject to rapid obsolescence and change. It will continue to need to raise additional substantial funds for research and development and production of new products.

            During 1999, INVNSYS repaid $225,000 on an outstanding loan from Community First National Bank in the amount of $350,000 and delinquent payroll taxes, penalties and interest of approximately $260,000.

            By letter agreement dated December 14, 1999, iBIZ engaged Josephthal & Co. Inc. ("Josephthal"), to provide financial communication services. iBIZ paid Josephthal a one-time retainer fee of $50,000, and is obligated to pay Josephthal $10,000 per month for advisory fees commencing June 1, 2000. The agreement is effective for a period of one year and may be terminated by either party upon 10 days written notice.

            Beginning in November 1, 1998, and continuing through January 7, 2000, iBIZ raised approximately $3,120,411 though sales of iBIZ common stock and convertible debentures which it used to finance the working capital needs of its wholly-owned subsidiary, INVNSYS.

Management believes that iBIZ has sufficient reserves and will generate sufficient cash flow from operations to operate through March 31, 2000. However, iBIZ will need to raise additional short term capital to maintain its ongoing business beyond March 31, 2000. iBIZ is actively seeking to obtain a significant capital infusion to avoid continuing reliance on short term capital sources. There is no assurance that iBIZ will raise the necessary capital to remain in business beyond March 31, 2000 or that unforeseen events may result in the need for additional capital sooner than March 31, 2000. If at any time iBIZ is unable to raise financing through additional sales of common stock it may be forced into insolvency.

                             DESCRIPTION OF BUSINESS

iBIZ HISTORY

            iBIZ Technology Corp. (the "Company" or "iBIZ") was originally incorporated under the laws of the State of Florida in 1994. From its incorporation through December 31, 1998, the Company operated as a development stage company with no operations or revenues while it sought to identify a strategic business combination with a private operating company. To facilitate the acquisition of a private company doing business outside of its initial purpose upon incorporation, the Company changed its name to EVC Ventures, Inc. in May 1998 and to INVNSYS Holding Corporation in October 1998.

            Effective January 1, 1999, the Company entered into a Plan of Reorganization and Stock Exchange Agreement with INVNSYS Technology Corporation ("INVNSYS") and various shareholders of INVNSYS (the "Reorganization"). As a result of the Reorganization, INVNSYS became a wholly-owned subsidiary of the Company. On February 1, 1999, the Company changed its name to iBIZ Technology Corp.

            While operating as a development stage company, the Company's officers and directors were not compensated for their services. From incorporation through December 31, 1994, Mr. Julio A. Padilla served as President and sole Director. Mr. Eric P. Littman served as President and sole Director from January 1, 1995 through July 9, 1998. Thereafter, Mr. John Xinos served as President, Secretary, and Treasurer from July 10, 1998 through December 31, 1998. Messrs. Padilla, Littman and Xinos are no longer involved in the management of iBIZ and are believed not to be shareholders.

BUSINESS HISTORY OF INVNSYS

            The Company conducts business solely through its operating subsidiary INVNSYS. For your convenience, this prospectus will refer to the parent company as the Company or iBIZ and the wholly-owned operating company as INVNSYS.

            INVNSYS (formerly known as SouthWest Financial Systems, Inc.) was founded in 1979. Under the direction of INVNSYS' founder, Kenneth Schilling, the company initially focused on distributing front-end bank branch automation computer systems for networking applications. INVNSYS acted as a regional distributor for SHARP Electronics ("SHARP"), a privately held Japanese manufacturer of computers and electronic devices. In addition, INVNSYS also distributed the products of Billcon Company, Ltd., and Glory, manufacturers of bank automation and money processing systems.

            In 1985, INVNSYS became a master distributor of SHARP products and acquired the exclusive rights to distribute SHARP products to financial institutions in the western United States. Between 1987 and 1990, INVNSYS won various awards from SHARP for outstanding sales performance. Also during this time, INVNSYS began to participate in the design of computer systems for financial institutions. In cooperation with Wells Fargo Bank and SHARP, INVNSYS produced the first plain paper facsimile machine in 1990.

            In 1992, INVNSYS began to design and build its own computer systems, focusing on integrated systems for the banking industry. In 1993, INVNSYS terminated its relationship with SHARP and focused on developing its own products. In approximately 1994, INVNSYS began working in conjunction with Epson America ("Epson"), a leading manufacturer of point-of-sale computer products, in the development of products for the banking industry. For example, INVNSYS designed a software program which enabled Epson transactional printers to produce cashier's checks, an industry innovation. In addition, in cooperation with Epson, INVNSYS designed and marketed a stackable computer system for financial institutions. In 1996, INVNSYS produced its first entry into the market for complete computer systems with its Vision 2000 Multimedia Notestation, an Intel Pentium-based computer/printer combination. In October 1998, INVNSYS began to market its current line of business transaction computers, the iT series.


            iBIZ's principal offices are located at 1919 West Lone Cactus, Phoenix, Arizona 85021. iBIZ maintains a website at www.ibizcorp.com. The information on the website is not part of this prospectus.





            Statements regarding the various hardware products offered by the Company, joint ventures and marketing agreements are forward looking and you should not rely on them or assume that the products discussed will ever be shipped in quantities sufficient to generate material revenue or that marketing agreements will generate any revenue. Many products discussed in this prospectus may ultimately not be sold or may only be sold in limited quantities. Marketing agreements may not result in anticipated revenue for the Company. Technology used in computer products is subject to rapid obsolescence, changing consumer preferences, software advancements, and competitor's products time to market. These factors, among others, may result in unforeseen changes in the products ultimately sold by the Company.




PRODUCTS

            INVNSYS engages in the business of designing, manufacturing and distributing small-footprint desktop computers, transaction printers, general purpose financial application keyboards, numeric keypads, cathode ray tube ("CRT") and liquid crystal display ("LCD") monitors and related products. INVNSYS also markets a line of original equipment manufacturer ("OEM") notebook computers and distributes a line of Epson transactional printers. In addition to hardware, INVNSYS recently entered in an agreement by which it intends to offer software as a reseller.

            INVNSYS' continued success is dependant upon the introduction of new products and the enhancement of existing products. INVNSYS is actively engaged in the design and development of additional computers and peripherals to augment its present product line. Currently, INVNSYS designs many of its products in-house. INVNSYS employs a four-person product design and development staff which is managed directly by Kenneth Schilling. During 1998, INVNSYS did not incur costs specifically allocated to research and development. During fiscal 1999, INVNSYS spent Five Thousand Fourteen Dollars ($5,014.00) on expenses directly allocated for research and development. For financial accounting purposes INVNSYS has historically not allocated any significant expenses to research and development because its equipment manufacturers actually implement the innovations of senior level management of INVNSYS. However, iBIZ considers salaries paid to senior level management involved in product design and development as costs related to research and development.

            Because of the rapid pace of technological advances in the personal computer industry, INVNSYS must be prepared to design, develop, manufacture and market new and more powerful hardware products in a relatively short time span. While INVNSYS believes that it has been successful to date in accomplishing that goal, there can be no assurance that it will continue to do so in the future.

            Business Application Small Footprint Computers

            INVNSYS believes its iT-8000 has the smallest footprint of any desktop personal computer in the industry. (A "footprint" is the amount of desk space the computer terminal covers.) The iT-8000 provides the convenience of a small footprint and the power of a traditional desktop unit. The iT-8000's compact dimensions allow it to be installed in areas where the physical space available to install a computer is limited. These applications include corporate workstations, branch bank teller platforms, supermarkets and other retail point-of-sale ("POS") machines. The iT-8000 is also suited to other space-conscious settings such as a hospital patient bedside.

            Standard features include extra serial ports for attaching peripheral devices such as magnetic card readers or check readers and a built-in local area network ("LAN") connection. Currently, the iT-8000 may be configured with Intel Pentium processors with MMX Technology (75Mhz through 233Mhz), from 2 to 256 megabyte ("MB") random access memory ("RAM"), a standard 2.5" hard drive, providing current industry capacity of up to 13 gigabyte ("GB"), and 10.4", 12.0" or 13.3" color LCD panels.

            INVNSYS recently introduced a line of "thin-client" computers. Thin-client computers are scaled down devices with limited memory and no local storage capability designed to be integrated with a centralized server. In a thin-client environment, network software applications remain on the server, while the terminal functions as the gateway to the system. INVNSYS believes thin-client systems offer increased manageability and better security as all applications run on the server and not the terminal.

            INVNSYS' thin-client computer, the iTerm-8000 (a derivative of the iT-8000), supports up to a 233 Mhz processor, 128 MB RAM, optional floppy and hard drives, and offers an attached LCD monitor. The iTerm 8000 will support Citrix Systems, Inc. ("Citrix") Independent Computing Architecture ("ICA") as the server application which is compatible with Citrix MetaFrame and WinFrame software.

            Personal Computers

            Capitalizing on its knowledge and success in designing computer systems for the financial institution industry, INVNSYS has expanded its product line to include personal home computers.

            Sahara. The Sahara Databook is a small footprint desktop computer which integrates optional Intel Pentium II/III processor power, simplified networking and sophisticated manageability features into a compact form. INVNSYS believes its flexible design allows original equipment manufacturers ("OEMS") to deliver a range of uses, from a fully-featured corporate workstation to a stripped-down network personal computer. The Sahara is sold in four basic configurations, each allowing customers to pick the options most suitable for their purposes.


            Safari. The Safari is a small footprint computer with a full array of LAN, P.O.S., entertainment and Internet applications. The Safari is offered with a range of processors including Intel Pentium, Cyrix, IBM, and AMD, may provide up to 256 MB RAM, and can be equipped with an optional LCD panel, 20X Slim Size CD-ROM drive and a 3D full duplex sound module.


            Keyboards

            Historically, INVNSYS has designed and marketed a range of keyboards and numeric keypads for financial institutions. Such products currently include the Geno 628 data pad, the Serial data numeric-only key pad, the ACK-540GP keyboard, and the TV-3682, a space-efficient keyboard designed for bank branch teller applications. The TV-3682 is encoded with a proprietary software which allows the keyboard to be used with any computer without the need to install a driver. To aid numeric input, the numeric pad is given prominence over the alpha pad. The TV-3682 also incorporates a touchpad mouse with no moving parts, which saves space and improves reliability.

            Capitalizing on the expanding market for powerful, handheld organizers, in September 1999, INVNSYS introduced its KeySync Keyboard ("KeySync"). The KeySync directly connects to all Palm devices, including the PalmVII, produced by 3COM, and allows users to more easily input data into their organizers. The KeySync is integrated with the Palm products through KeyLink software, exclusively designed for and licensed to INVNSYS.

            The KeySync's dimensions are 10" x 4-1/2" x 1-1/4" (LxWxH), and it offers a sixty-two (62) key keyboard, six (6) programmable function keys and uses three (3) "AAA" batteries to minimize draining the Palm's battery. In addition to Palm products, the KeySync is currently compatible with Microsoft CE handheld organizers.

            Palm Pilot Accessories

            In December 1999, INVNSYS began selling a foldable cradle to hold the various Palm Pilot products. Management believes this cradle is easier to use than the products offered by competitors. INVNSYS also began selling a 12-volt power adapter to enable recharging of the batteries used in the Palm Pilot in a vehicle's cigarette lighter.

            Displays and Monitors

            INVNSYS offers a line of space-saving, zero-emission LCD flat panel displays. INVNSYS believes these LCD monitors provide superior viewing angles, graphic display and brightness over conventional monitors while consuming less energy. Moreover, LCD panels do not flicker like conventional CRT monitors, thus reducing eye strain and user fatigue. INVNSYS' LCD panels take up less than one-tenth of the space needed for an equivalent cathode ray tube ("CRT") monitor and are some of the thinnest available on the market. INVNSYS believes that the flat LCD panel gives the monitor a competitive edge over conventional CRT products by providing equivalent screen sizes in less space.

            In December 1999, INVNSYS and Harsper Company, Ltd. ("Harsper") preliminarily agreed to name INVNSYS as the exclusive distributor of Harsper LCD panels. In addition, the parties have agreed that INVNSYS will handle service and support functions for Harsper. The LCD panels will be marketed under the iBIZ name and will include 12.1", 14.1", 15.1" and 18.1" computer displays. INVNSYS will also offer Harsper's "high-style" LCD panels with metal cases and flat glass fronts designed for the executive or deluxe home office. INVNSYS currently anticipates offering Harsper LCD panels in the first quarter of 2000. To date, a final agreement has not been executed. No assurance can be made that a final agreement will executed or that INVNSYS will distribute Harsper LCD panels.

            The computer industry is currently experiencing a shortage of LCD panels. To date, INVNSYS has been able to obtain adequate supplies of LCD panels and has not experienced any significant production delays as a result of the shortage. However, if the shortage continues and INVNSYS' demand increases, INVNSYS may experience difficulties in meeting customer demand.

            INVNSYS also offers a range of conventional CRT monitors in sizes 14 to 21 inches with digital controls.

            Planned Product Introductions

            iT-9000. INVNSYS is currently developing a new small footprint Pentium II/III computer with attachable LCD monitor, currently called the iT-9000. The iT-9000 combines numerous technologies into less than one square-foot of desktop space. As a highly flexible, open-architecture platform, the iT-9000 can be configured for multiple computing roles. The iT-9000 will provide functions for visual Internet access, in-home video monitoring, family message center, home security, home control and high-resolution television reception. INVNSYS believes that by eliminating the necessity of assembling numerous electronic components, the iT-9000 will present an all-in-one solution to office desktop overcrowding. With its optional under-cabinet mounting, INVNSYS believes the iT-9000 will provide a solution to extremely limited home and office work areas.

            The iT-9000 will offer a flip-down LCD panel, and will utilize the latest Pentium III processor technology. The iT-9000 is undergoing product evaluation and management has not yet determined a customer delivery date.

            Lapboard. INVNSYS is also developing a wireless keyboard to be marketed under the name "Lapboard." This keyboard incorporates RF wireless technology and is suitable for a variety of applications including general computing, Web TV and Dish Technology. The Lapboard is ergonomically designed and features an elevated palm rest allowing the hands to be in a more natural position above the alpha keys, thus alleviating stress on the wrist. In addition, the Lapboard will offer a "bottom case" contoured for the user's lap. INVNSYS has incorporated several flexible design elements into the Lapboard, such as an interchangeable pointing device for users who prefer a trackball instead of the standard mouse touchpad. A joystick module and a sixteen (16) key programmable keypad have also been designed as interchangeable elements.

            INVNSYS has filed a patent application for the Lapboard with the United States Patent and Trademark Office. INVNSYS is conducting product evaluation and testing and management is currently evaluating the capital resources necessary to begin production.

            OEM Notebook Computers

            In addition to designing its own products, INVNSYS also offers a complete line of competitively priced, build-to-order notebook computers manufactured by Twinhead Corporation ("Twinhead") and marketed under the name "iBook." Currently, INVNSYS offers three notebook models, the Apache, Phoenix and RoadRunner.

             RoadRunner. INVNSYS believes the RoadRunner offers powerful computing power in a lightweight design. At only 1.28" high and 4.4 pounds, INVNSYS believes the RoadRunner is half the weight of most competing notebooks.

            The RoadRunner offers Intel Pentium II processors with up to 366Mhz, as well as Pentium III processors, a built in 56k fax/modem, external FDD/24X CD-ROM module or 2X/4X DVD drive, a full size keyboard and a full 12.1" TFT screen offering resolution as high as 800 x 600 pixels. The RoadRunner offers 64 MB of memory, which can be upgraded to 192 MB. Utilizing Twinhead's patented (pending) battery auto calibration system and the notebook's Advanced Configuration and Power Interface ("ACPI") power management standard, which automatically monitors and optimizes battery use, the RoadRunner provides up to
2.5 hours of full battery usage.

            Apache. The Apache offers high performance in an ultra-slim (1.54" high), compact unit. Models have a range of central processing units ("CPU's") from the Celeron MMC1 366Mhz to Intel Pentium II 400Mhz. The Apache has a 16-bit stereo sound system with built-in stereo speakers and microphone supporting full-duplex sound, a 3D graphics system with 2 MB of video RAM operating over a 64-bit memory bus and a built-in 24X CD-ROM, which is interchangeable with a 2X DVD-ROM drive. The Apache offers resolution as high as 1024 x 768 pixels with its 13.3" (XGA) or 12.1" (SVGA) built-in TFT screen.

            The Apache can be installed with up to 256 MB of memory using industry-standard Synchronous Dual in-line Memory Modules ("SO DIMM"). To improve slow input/output, the Apache also features up to 6.4 MB hard disk drive, an optional built-in 56 Kbps modem and a 32-bit CardBus PC card drive. The Apache also offers an infrared port which allows wireless file transfer and printing to other infrared-enabled systems.

            INVNSYS believes power saving is a major concern for notebook users. To address this issue, the Apache offers a processor which consumes up to forty percent (40%) less energy than a comparable desktop processor. In addition, the Apache has numerous user-controlled power management routines including suspend to RAM and suspend to disk. The Apache comes with Twinhead's patented (pending) battery auto calibration system, which monitors and optimizes battery use automatically. Using ACPI in tandem with battery auto calibration, battery life can be extended to more than three (3) hours on one charge. The battery will automatically recharge in approximately four (4) hours when the AC adapter is plugged in and the notebook is in suspend mode.

            INVNSYS believes the Apache is designed to be user friendly. It offers OSD (On-Screen Display), which allows the user to see volume and brightness changes as made. Screen brightness can be changed with special hot keys. The modular 9.5 mm hard disk drive may be removed, thus allowing users to switch hard disk drives quickly and keep data secure.

            Phoenix. The Phoenix provides the user with accelerated graphics in a portable package. This notebook is designed to provide all the functions of a powerful desktop multimedia system in a compact, lightweight notebook format. The Phoenix weighs 6.8 pounds and measures 12.2" x 9.8" x 1.6" (LxWxH). INVNSYS believes it is slimmer and lighter than most other notebooks while providing superior performance and convenience.

            The Phoenix utilizes the Intel Pentium II 333 to 400 MHz processors. The notebook features a 10 GB hard disk drive, an optional built-in 56 Kbps modem, two (2) PC Card slots with integrated CardBus and Zoomed Video, an infrared port and a built-in 24X CD-ROM, which is interchangeable with a 2X DVD-ROM drive.

            The Phoenix incorporates the 2X AGP-bus interface, which is four (4) times faster than the fastest PCI-bus. In addition, the Phoenix offers 4 MB of video RAM operating over a 64-bit memory bus, a VGA chip, and a hardware DVD accelerator with MPEG II support which allows users to watch full-screen video without dropping frames.

            The Phoenix may be configured with a 1024 x 768 pixel built-in 13.3" or 14.1"(XGA) FTF screen and may be connected to an external monitor or television via built-in ports.

            For sound applications, the Phoenix offers the ESS Maestro-2M PCI, which is the latest industry standard, is compatible with the 16-bit Sound Blaster Pro, and supported by Microsoft DirectAudio and Direct 3D for use in Windows NT 5.0 or Windows 98 systems. It features integrated 3D audio effects as well as dual channel full duplex operation.

            The Phoenix comes with an Intel MMC2 CPU module, which allows for easy upgrades. In addition, the notebook's modular design allows for several configurations. The notebook may be configured with anywhere from 32 to 256 MB of RAM. The modular hard disk drive may be removed and replaced with an alternate drive. Also available in the Phoenix is an LS-120 drive, which reads and writes to 120MB Superdisks as well as standard 3.5" floppy disks. An additional expandability option for the Phoenix is Twinhead's proprietary port replicator, which duplicates all of the connectors that are available on the rear side of the notebook and adds one extra PS/2 port, one stereo line-out connector and a Game/MIDI port.

            For communications, the Phoenix offers an optional 56 Kbps fax/modem which facilitates dial-up networking, a full duplex sound system and built-in microphone and stereo speakers which allow the Phoenix to be installed with voicemail and speakerphone functions. Network connections are possible through a 32-bit CardBus slot. In addition, the Phoenix offers an infrared port which allows wireless file transfer and printing to other infrared-enabled systems.

            The Phoenix supports all the new functions provided with the Windows 98 operating system. Power management is optimized with an advanced power management system. Whenever the notebook's processor is not operational for a short time, the processor becomes idle so that it consumes less power. When the processor resumes working, it returns to full speed almost instantaneously with no loss of performance. The Phoenix also supports Twinhead's patented (pending) battery auto calibration system, which monitors and optimizes battery use at the touch of a key, ensuring longer battery life.

            Printers and Peripherals

            INVNSYS is an authorized distributor of Epson printers and peripherals. INVNSYS distributes the Epson TM-U325, a low cost, high speed transaction printer. In addition, INVNSYS distributes the Epson TM-U375, a high speed transaction printer which has the ability to prepare and print cashier's checks and money orders, including signatures. Management believes this feature is not available in competing products and the inclusion of this product increases INVNSYS' ability to offer proprietary products in the marketplace.

            In December 1999, INVNSYS began offering color printers manufactured by Tektronix, Inc. Printers include the Phaser 840 solid ink color printer, which management believes is twice as fast as most color printers.

            Software


            In December 1999, iBIZ acquired certain assets from PC Solutions, Inc., a business-to-business and retail software provider. The Company also hired two employees formerly associated with PC Solutions. Through this acquisition, iBIZ intends to begin offering third-party software. To date, iBIZ has not recognized significant revenues from software sales.


SERVICES

            Responding to market demand for complete network solutions, INVNSYS began providing network integration services in the last quarter of 1999. Through previous contacts developed by its Chief Technology Officer prior to joining the Company, INVNSYS acquired network integration service accounts with American Express and Motorola.

            Expanding its networking capabilities, in November 1999, INVNSYS entered into an agreement with Northpoint Communications. Through this agreement, INVNSYS began offering digital subscriber line ("DSL") services to commercial customers. DSL service is an emerging technology providing high-speed Internet connections over existing phone carriers' copper wiring at connection speeds ranging from 144 kbps to 1.5 mbps. Management believes DSL service offers a lower cost alternative to competing products such as T-1 and frame relay services which provide similar connection speeds but require additional infrastructure expenditures.

            Management believes that the addition of network integration and DSL services will allow INVNSYS to expand its customer base by enabling the Company to offer complete networking solutions. To date, INVNSYS has not recognized significant revenues from these new services. There can be no assurance that INVNSYS will be successful in developing, integrating and profiting from its network integration or DSL services.


MARKETING, SALES AND DISTRIBUTION

            INVNSYS markets and distributes products directly to end users through a direct sales force, regional re-sellers, value-add providers in the banking and POS market and Internet commerce sites. INVNSYS has a direct sales force of six employees, directed by Mr. Schilling, who market INVNSYS' products to financial institutions.

            In addition to direct sales, INVNSYS also sells its full range of products directly to retail customers through its website at www.ibizcorp.com. The website is linked to an Online Consumer site on Yahoo! Recently, INVNSYS entered into an agreement with Cyberian Outpost, Inc. to market INVNSYS' products on its website www.outpost.com. To date, iBIZ has recognized only nominal revenues from Internet retail sales. Management believes that direct sales to end users should allow INVNSYS to more efficiently and effectively meet customer needs by providing products which are tailored for the customer's individual requirements at a more economical price.

            INVNSYS distributes a line of Epson transactional printers. INVNSYS participates in Epson's MasterVar program which provides INVNSYS a non-exclusive right to sell, support and service Epson computer peripherals in the United States and Canada.

            INVNSYS also distributes its products to regional resellers and, to a lesser extent, national distributors. For example, INVNSYS has entered into a vendor agreement for KeySync with MicroAge, Inc., one of the largest hardware distributors in North America. To date however, INVNSYS has not recognized significant revenues from its vendor agreement with MicroAge.

            In February 1999, INVNSYS entered into a marketing agreement with Global Telephone Communication, Inc. ("Global"), whereby Global will market INVNSYS' products in the Pacific Rim. Management believes that Global, through a joint venture with Pacific Assets International, will provide access to numerous banks throughout Asia, including Mainland China, Hong Kong, Taiwan, South Korea, Malaysia, Indonesia and Japan. To date however, INVNSYS has not recognized revenues from its marketing agreement with Global.

MANUFACTURING

            INVNSYS' products are engineered and manufactured by various entities in Taiwan. Currently, INVNSYS has an agreement with DataComp, a private Taiwanese company, to manufacture INVNSYS' keyboards and keypads. INVNSYS' iT-8000 computers are currently manufactured by Puritron, a Taiwanese company. INVNSYS' LCD's are manufactured by Sampo Technology, a Taiwanese manufacturer, and receive varying customization ranging from cosmetic items to enhancing components such as stereo speakers and touchpad screens from Acana Peripherals Corporation, a Taiwanese company. In the event INVNSYS executes a final agreement with Harsper Company, Ltd, the LCD panels will be manufactured in South Korea. INVNSYS' Sahara and Safari desktop computers are currently manufactured by First International Computer in Taiwan.

            These manufacturers build INVNSYS' products to INVNSYS' specifications with non-proprietary components. Therefore, the vast majority of parts used in INVNSYS' products are available to INVNSYS' competitors. Although INVNSYS has not experienced difficulties in the past relating to engineering and manufacturing, the failure of INVNSYS' manufacturers to produce products of sufficient quantity and quality could adversely affect INVNSYS' ability to sell the products its customers demand.

            INVNSYS engages in final assembly, functional testing and quality control of its products in its Phoenix, Arizona facility. Management believes INVNSYS' completion of the final stages of manufacturing allows INVNSYS to ensure quality control for its products manufactured overseas.

            INVNSYS has entered into an agreement with Twinhead Corporation, a Taiwanese manufacturer of notebook computers ("Twinhead") to produce build-to-order notebook computers. The design, engineering and manufacturing of INVNSYS' notebook computers is done entirely by Twinhead. Management believes this relationship allows INVNSYS to offer a broader range of products to its customers without the cost of research and development and manufacturing.

LICENSES

            Citrix Systems, Inc. On December 30, 1998, INVNSYS entered a licensing agreement with Citrix Systems, Inc. ("Citrix") for the use of Citrix Independent Computing Architecture ("ICA"), an emerging industry standard for server-based computing (the "ICA Agreement"). Under the ICA Agreement, INVNSYS is granted a non-exclusive, non-transferable right to incorporate ICA into Citrix-approved iBIZ computers. The license is for a term of two years and automatically renews for successive one year periods unless either party gives notice of an intent to allow the agreement to expire at the end of the then current term.

            In addition, INVNSYS and Citrix have entered into a Citrix Business Alliance Membership Agreement dated February 22, 1999 (the "CBA Agreement"). For a membership fee, CBA membership entitles INVNSYS to engineering, sales, and marketing support by Citrix, as well as access to beta releases of new Citrix products and discounted current software products.

            Microsoft, Inc. In June 1999, INVNSYS entered into an agreement with Microsoft, Inc. to become an OEM system builder. Participation in this program will allow INVNSYS to install genuine Microsoft operating systems in selected applications with full support from Microsoft. In addition, this agreement entitles INVNSYS to pre-production versions of Microsoft products and enables INVNSYS to provide input into development and design of new products.

            KeyLink Software License. iBIZ has an exclusive, perpetual license to use, distribute and offer for sale with associated hardware, the software which facilitates the connection between the KeySync keyboard and the 3COM Palm devices.

PATENTS AND TRADEMARKS

            INVNSYS holds no United States or foreign patents for its products. However, iBIZ has filed a patent application for its Lapboard keyboard. In general, INVNSYS believes that its continued success will depend primarily upon the technical expertise, creative skills, and management abilities of its officers, directors, and key employees rather than on patent ownership.

            iBIZ has filed an application with the United States Patent and Trademark Office for the use of the names "iBIZ" and "KeySync" and is currently investigating various other product trademarks.

YEAR 2000 ISSUES

            Management believes that all of INVNSYS' current products are Year 2000 compliant. In December 1999, INVNSYS completed a conversion of its internal systems, such as accounting programs and management believes all internal systems are Year 2000 compliant. Management estimates the Company incurred costs of approximately $20,600 to address the Year 2000 computer issue. To date, iBIZ has not experienced any material disruptions related to the Year 2000 computer issue. However, iBIZ can give no assurance that future failures of third-party systems will not have a material effect on INVNSYS' operations.

SERVICE AND SUPPORT

            INVNSYS provides its customers with a comprehensive service and support program. Technical support is provided to customers via a toll-free telephone number as well as through the iBIZ website. The number is available Monday through Friday 8:00 a.m. to 5:00 p.m., Mountain Standard Time. INVNSYS maintains a staff of approximately 10 technical and customer support representatives who respond to telephone inquiries.

            Also available on iBIZ's website are links to files for software patches and drivers used for software updates.

            INVNSYS' products have either a one year or three year limited warranty covering parts and service. In addition, INVNSYS offers extended service agreements, which may extend warranty coverage for up to two additional years. Under the Virtual Spare program, INVNSYS provides replacement units by next-day shipment in the event a customer's unit fails. Under this program, customers have, at no additional expense, the option to have their existing hard-drive configuration installed on the replacement unit. The customer's units are then returned to INVNSYS' Phoenix facility for service. Under INVNSYS' On-Site program, customers have the ability to have a Company-owned spare on-site for immediate availability in the event of a failure. Failed units are then returned to INVNSYS' facility for service and returned to replace the spare for future needs. INVNSYS believes its Virtual Spare and On-Site programs eliminate the need for on-site technical support for the replacement units and reduce set-up time at customer facilities.

COMPETITION

            Personal Computers

            The personal computer industry is highly competitive. INVNSYS competes at the product level with various other personal computer manufacturers and at the distribution level primarily with computer retailers, on-line marketers and the direct sales forces of large personal computer manufacturers.

            At the product level, the personal computer industry is characterized by rapid technological advances in both hardware and software development and by the frequent introduction of new and innovative products. There are approximately 100 manufacturers of personal computers, the majority of which have greater financial, marketing and technological resources than INVNSYS. Competitors at this level include IBM, Compaq, Dell, and Gateway 2000. Gateway 2000 and NEC, among other competitors, have recently introduced smaller desk top computers than have been manufactured in the past. However, those computers are targeted for the consumer and not for the corporate customer and are more expensive than the computers offered by INVNSYS. INVNSYS' main competitors for its planned product line of thin-client computer systems include specialty manufacturers such as WYSE Technology.

            Competitive factors include product quality and reliability, price to performance characteristics, marketing capability, and corporate reputation. In addition, a segment of the industry competes primarily for customers on the basis of price. Although the INVNSYS' products are price competitive, INVNSYS does not attempt to compete solely on the basis of price.

            The intense nature of competition in the computer industry subjects INVNSYS to numerous competitive disadvantages and risks. For example, many major companies will exclude consideration of INVNSYS' products due to limited size of the company. Moreover, INVNSYS' current revenue levels cannot support a high level of national or international marketing and advertising efforts. This, in turn, makes it more difficult for INVNSYS to develop its brand name and create customer awareness. Additionally, INVNSYS' products are manufactured by third parties in Taiwan. As such, INVNSYS is subject to numerous risks and uncertainties of reliance on offshore manufacturers, including, taxes or tariffs, non-performance, quality control, and civil unrest. Also, as INVNSYS holds no patents, the vast majority of parts used in its products are available to its competitors.

            Management believes that it can compete effectively by providing computers and peripherals utilizing unique designs and space-saving qualities, such as small footprints. Although Management believes it has been successful to date, there can be no assurance that INVNSYS will be able to compete successfully in the future.

            Services

            INVNSYS recently began offering network integration services and DSL high-speed Internet connection services. Although management believes these services will enable INVNSYS to expand its customer base through the offering of complete network solutions, each service will experience intense competition. For example, network integration services are offered by a wide range of competitors, including large established companies such as IBM and AT&T, as well as small private entities. Many of INVNSYS' competitors in network integration services will be more established and have greater resources. INVNSYS has hired a Chief Technology Officer with significant network integration experience and industry contacts. However, as this is a new line of business, no assurance can be given that INVNSYS will be able to expand its business through network integration services.

            Similarly, the market for Internet connection services is highly competitive. INVNSYS' agreement with Northpoint Communications enables it to offer DSL high-speed Internet connection services. DSL is an emerging technology which allows for higher speed connections over existing copper phone lines. Currently, large established companies such as U.S. West Communications, COX Communications and Rhythms NetConnections, Inc. offer DSL services. Management believes that these companies' greater resources may increase market awareness and acceptance of DSL services. However, as INVNSYS has only recently entered the market for Internet connection services, there can be no assurance that it can successfully compete in the marketplace.

CUSTOMERS

            Throughout its history, INVNSYS' ability to deliver innovative product designs and quality customer service has enabled it to provide products to major financial institutions including Wells Fargo, Bank of America, Security Pacific, Northrim Bank, and First Interstate Banks. Currently, no single customer accounts for more than 10% of INVNSYS' revenues.

EMPLOYEES; LABOR RELATIONS

            As of January 6, 2000, INVNSYS had approximately 30 full-time employees. No employee of INVNSYS is represented by a labor union or is subject to a collective bargaining agreement. INVNSYS has never experienced a work-stoppage due to labor difficulties and believes that its employee relations are good.

FCC REGULATIONS

            The Federal Communications Commission (the "FCC") has adopted regulations setting radio frequency emission standards for computing equipment. Management believes all of INVNSYS' current products meet applicable FCC and foreign requirements.

            INVNSYS is in the process of exploring foreign operations. Many foreign jurisdictions require governmental approval prior to the sale or shipment of personal computing equipment and in certain jurisdictions such requirements are more stringent than in the United States. Any delays or failures in obtaining necessary approvals from foreign jurisdictions may impede or preclude INVNSYS' efforts to penetrate such markets.

DESCRIPTION OF PROPERTY



            On July 1, 1999, iBIZ began leasing an approximately 15,000 square foot custom-built office building located at 1919 West Lone Cactus, Phoenix, Arizona. The facility is used for administration, design, engineering and assembly of products. iBIZ's lease ("Lease") is for a term of twenty-six and one-half years (26.5), with monthly rental payments of $12,800, subject to annual increases, plus taxes and operating costs.

            The facility is leased from Lone Cactus Capital Group, L.L.C., a limited liability company in which Kenneth Schilling is a member. The Lease is personally guaranteed by Mr. Schilling and his wife, Diane. Management believes this new facility will provide adequate space to accommodate the iBIZ's current plan of growth and expansion.

LITIGATION

            iBIZ is not currently a party to any lawsuit or proceeding. However, from time to time, iBIZ is subject to lawsuits occurring in the regular course of business. Most such lawsuits involve claims for money damages. iBIZ carries insurance to protect itself against such claims, subject to any applicable deductibles. iBIZ can give no assurances that future lawsuits will not have a material adverse effect on its financial condition or results of operations.

            iBIZ has been assessed approximately $62,000 in penalties and interest by the IRS. The Company is disputing the assessment and is currently negotiating with the IRS. iBIZ can give no assurance that any settlement can be reached for an amount less than $62,000.

USE OF TRADEMARKS AND TRADENAMES

            All trademarks and tradenames used in this prospectus are the property of their respective owners.

                        DIRECTORS AND EXECUTIVE OFFICERS

           NAME                      AGE                    POSITION
           ----                      ---                    --------
Kenneth W. Schilling                 47           President, Chief Executive
                                                  Officer, Director
Terry S. Ratliff                     41           Vice President, Controller,
                                                  Director
Mark H. Perkins                      35           Vice President of
                                                  Operations, Director
Richard A. Christopher               34           Chief Technology Officer

Jeffrey A. Slosky                    41           Director of Marketing

            Kenneth W. Schilling, founded INVNSYS' predecessor, SouthWest Financial Systems, in 1979, and has been Chief Executive Officer, President and a Director since INVNSYS' founding. Mr. Schilling studied for a B.S. in electrical engineering at the University of Pittsburgh from 1970 to 1972 but left for military service prior to receiving his degree.

            Terry S. Ratliff, joined INVNSYS in 1989 as controller and currently serves as Vice President, and Controller. Ms. Ratliff was appointed to iBIZ's Board of Directors on March 5, 1999. Ms. Ratliff graduated from Nicholls State University in Thibodaux, Louisiana where she received a B.A. in accounting.

            Mark H. Perkins, joined INVNSYS in 1994 and currently serves as Vice President of Operations. Mr. Perkins was appointed to iBIZ's Board of Directors on March 5, 1999. Prior to his joining INVNSYS, Mr. Perkins was employed at American Express as a project manager for major systems implementation, a position he held for eight years. Mr. Perkins earned a degree in business management from California State University-Sonoma.

            Richard A. Christopher, joined iBIZ September 1, 1999, and currently serves as Chief Technology Officer. Prior to joining iBIZ, Mr. Christopher was the President of A Better Computer Solution, Inc., a provider of network integration and related services he founded in 1991. He also served in the U.S. Navy from 1982 through 1994. Mr. Christopher attended Arizona State University where he studied engineering.

            Jeffrey A. Slosky, joined iBIZ as a marketing consultant in January 1999 and became a full-time employee in July 1999. Mr. Slosky currently serves as Director of Marketing where he is responsible for product and corporate marketing, including the design of advertising and products sheets. From October 1991 through November 1998, he was the founder and partner of Scottsdale Cellular, LLC, a provider of cellular telecommunications technology. Mr. Slosky earned a B.S. in Marketing/Advertising from Arizona State University in 1980.

                             EXECUTIVE COMPENSATION

            The following table sets forth certain compensation paid or accrued by the Company to Mr. Schilling, iBIZ's current chief executive officer during fiscal years ended 1998 and 1999.

                                                           OTHER       RESTRICTED
          NAME AND                                         ANNUAL        STOCK                  LTIP     ALL OTHER
     PRINCIPAL POSITION       YEAR   SALARY    BONUS    COMPENSATION    AWARD(S)   OPTIONS(1)  PAYOUT   COMPENSATION
                                      ($)       ($)          ($)          ($)          (#)       ($)        ($)
--------------------------------------------------------------------------------------------------------------------
Kenneth W. Schilling,         1998   $200,000                                        ----
President, Chief Executive    1999   $200,000                                       250,000


(1)  Includes 50,000 options granted for service as a director of the Company.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

                                                        PERCENT OF TOTAL
                              NUMBER OF SECURITIES           OPTIONS
                             UNDERLYING OPTIONS/SARS     /SARS GRANTED TO      EXERCISE OF BASE
           NAME                    GRANTED(1)               EMPLOYEES               PRICE          EXPIRATION DATE
            (a)                        (b)                IN FISCAL YEAR            ($/SH)               (e)
                                                               (c)                   (d)
--------------------------------------------------------------------------------------------------------------------
Kenneth W. Schilling        250,000                          -----%                 $0.75              4/21/09

(1) Includes 50,000 options granted for service as a director of the Company. 200,000 options vested upon granting on April 22, 1999, and 25,000 will vest on April 22, 2000 and April 22, 2001 respectively.

(2) These amounts represent assumed rates of appreciation in the market value from the date of grant until the end of the option term, at the rates set by the SEC. Therefore, these amounts are not intended to forecast possible future appreciation, if any, in the Common Stock.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                                                         NUMBER OF
                                                                        UNEXERCISED         VALUE OF UNEXERCISED
                                                                        OPTIONS AT          IN-THE-MONEY OPTIONS
                            SHARES ACQUIRED ON         VALUE          FISCAL YEAR END       AT FISCAL YEAR END
                               EXERCISE (#)          REALIZED          EXERCISABLE/            EXERCISABLE/
           NAME                                         ($)            UNEXERCISABLE          UNEXERCISABLE(1)
--------------------------------------------------------------------------------------------------------------------
Kenneth W. Schilling                -0-                 -0-           250,000/200,000        $227,500/$182,000


(1)  Based on closing price of the Common Stock on October 29, 1999 of $0.91.

            Compensation of Directors

            Pursuant to the terms of their employment agreements, effective April 22, 1999, Messrs. Schilling, Perkins and Ms. Ratliff each received fifty thousand (50,000) options to purchase fifty thousand (50,000) shares of common stock in consideration for their services as directors of iBIZ. Each director holds office until the next annual meeting of shareholders or until their successors are elected and qualified.

            Employment Agreement for Kenneth W. Schilling

            Effective March 5, 1999, Kenneth W. Schilling and iBIZ entered into an Employment Agreement (the "Agreement"), as amended as of September 8, 1999.

            Under the Agreement, Mr. Schilling has been retained to act as President and Chief Executive Officer of iBIZ. The Agreement is for a term of two years ending March 4, 2001. Under the Agreement, Mr. Schilling shall receive an annual base salary of $200,000.00. In addition, effective April 22, 1999, Mr. Schilling received two hundred fifty thousand (250,000) options to purchase two hundred fifty thousand (250,000) shares of common stock of iBIZ at an exercise price of $0.75 per share. Two hundred thousand (200,000) options were issued in consideration of Mr. Schilling's services as an officer of iBIZ and fifty thousand (50,000) options were issued in consideration for services as a director. Two hundred thousand (200,000) options vested upon granting on April 22, 1999, and twenty-five thousand (25,000) options will vest on April 22, 2000 and April 22, 2001, respectively.

            The Agreement provides that upon total and permanent disability, as defined in the Agreement, iBIZ shall pay Mr. Schilling such benefits as may be provided to officers of iBIZ under any Company provided disability insurance or similar policy or under any iBIZ adopted disability plan. In the absence of such policy or plan, iBIZ shall continue to pay Mr. Schilling for a period of not less than six months the compensation then in effect as of the effective date of his termination.

            Mr. Schilling may terminate the Agreement upon written notice, within thirty (30) days following the occurrence of an event constituting "Good Reason," as defined below. Upon the termination by Mr. Schilling for Good Reason, Mr. Shilling will be entitled to receive a payment equal to the lesser of: (1) an amount equal to one-half of his annual base salary in effect at the time of termination; or (2) the remaining compensation due to Mr. Schilling under the terms of the Agreement. If Mr. Schilling fails to exercise his rights to terminate the Agreement for Good Reason within thirty (30) days following an event constituting Good Reason, such rights shall expire and be of no further force or effect.

            "Good Reason" is defined to mean the occurrence of any of the following events without Mr. Schilling's consent: (1) assignment of Mr. Schilling to any duty substantially inconsistent with his position or duties contemplated by the Agreement or a substantial reduction of his duties contemplated by the Agreement; (2) the removal of any titles bestowed under the Agreement; (3) any material breach or failure of iBIZ to carry out the provisions of the Agreement after notice and an opportunity to cure; and (4) the relocation of Mr. Schilling, his corporate office facilities, or personnel outside the Phoenix metropolitan area.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of January 6, 2000 by:

            -     all directors

            - each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock

            - each executive officer named in the Summary Compensation Table below

            -     all directors and executive officers as a group

            The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares which the individual has the right to acquire within sixty (60) days of January 6, 2000, through the exercise of any stock option or other right. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.

                                                                                Number of Shares of
                                                                          Common Stock Beneficially Owned
---------------------------------------------------------------------------------------------------------------------------
Name and Address of                                                          Vested
 Beneficial Owner                                           Shares         Options(1)       Total(1)           Percent(1)
---------------------------------------------------------------------------------------------------------------------------
Kenneth W. Schilling(2)                                    --------          200,000         200,000               0.7 %
1919 W. Lone Cactus Drive, Phoenix, AZ 85021
Moorea Trust(2)                                          11,120,000        ---------      11,120,000               41.3%
1919 W. Lone Cactus Drive, Phoenix, AZ 85021
Terry S. Ratliff                                          1,771,200          300,000       2,071,200               7.6%
1919 W. Lone Cactus Drive, Phoenix, AZ 85021
Mark H. Perkins                                           1,771,200          300,000       2,071,200               7.6%
1919 W. Lone Cactus Drive, Phoenix, AZ 85021
All directors and officers as group                      14,015,400        1,675,000      15,690,400               54.9%
   (5 persons)

(1) Includes options vested on January 6, 2000 and options which will become vested on or before March 7, 2000.

(2) Kenneth and Diane Schilling are husband and wife and hold the shares as trustees under the Moorea Trust dated December 18, 1991.

iBIZ Technology Corp. Stock Option Plan

            The iBIZ Technology Corp. Stock Option Plan (the "Stock Option Plan") provides for the grant of stock options to purchase common stock to eligible directors, officers, key employees, and service providers of iBIZ. The Stock Option Plan covers an aggregate maximum of five million (5,000,000) shares of common stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options (options which do not meet the requirements of Section 422). Under the Stock Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. As of January 6, 2000, two million nine hundred thousand (2,900,000) options ("the Options") had been granted under the plan at exercise prices of $0.75 and $1.00. The Options are granted for a period of ten (10) years, subject to earlier cancellation upon termination of employment, resignation, disability and death. The Options vest pursuant to the terms of each individual option, which to date have ranged from immediate to a five (5) year period.

            The Board of Directors (the "Board") administers and interprets the Stock Option Plan and is authorized to grant options thereunder to all eligible persons. In the event the Board has at least two (2) members who are not either employees or officers of iBIZ or of any parent or subsidiary of iBIZ, the Stock Option Plan will be administered by a committee of not less than two (2) persons who are such independent directors. The Board designates the optionees, the number of shares subject to the options and the terms and conditions of each option. Certain changes in control of iBIZ, as defined in the Stock Option Plan, will cause the options to vest immediately. Each option granted under the Stock Option Plan must be exercised, if at all, during a period established in the grant which may not exceed ten (10) years from the date of grant. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with iBIZ. The Board may make such amendments to the Stock Option Plan from time to time it deems proper and in the best interests of iBIZ provided it may not take any action which disqualifies any option granted under the Stock Option Plan as an incentive stock option or which adversely effects or impairs the rights of the holder of any option under the Stock Option Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            Prior to the Reorganization, INVNSYS operated as a closely-held private corporation. While a private company, INVNSYS made loans totaling $992,037 to Kenneth Schilling. These loans are payable on demand and accrued interest at eight percent (8%) during 1997 and six percent (6%) during 1998 and 1999. As of October 31, 1999, the balance of the loans payable by Mr. Schilling to INVNSYS totaled Three Hundred Fifty-six Thousand Eight Hundred Ten Dollars ($356,810.00). Effective October 31, 1999, Mr. Schilling, as trustee of the Moorea Trust, pledged 500,000 shares of iBIZ common stock to secure this debt.

            iBIZ leases its facility from Lone Cactus Capital Group, L.L.C., a limited liability company in which Kenneth Schilling is a member. iBIZ believes the terms of the lease are at an arms-length fair market rate.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

            The Company's common stock is currently traded on the OTC Bulletin Board. The common stock was initially listed under the symbol "EVCV" on June 3, 1998, and trading began on July 16, 1998. On October 26, 1998, the Company changed its trading symbol to "IBIZ." The following charts indicate the high and low sales price for the Company's common stock for each fiscal quarter between September 30, 1998 and December 1999.

                                  [BAR CHART]
                            1998 COMMON STOCK PRICES
                                   EVCV-iBIZ

                                                HIGH      LOW
                  Sept. 98                      $3.06     $2.25
                  Dec. 98                       $2.69     $1.88


                              [BAR CHART OMITTED]
                         1999 COMMON STOCK PRICES iBIZ

                                                HIGH      LOW
                  March 99                      $2.06     $0.94
                  June 99                       $2.44     $0.56
                  Sept. 99                      $2.22     $0.94
                  Dec. 99                       $1.81     $.084


            As of January 6, 2000, Management believes there to be 126 holders of record of iBIZ's common stock. To date, iBIZ has not paid any dividends on its common stock. iBIZ does not currently intend to pay dividends in the future.

                             DESCRIPTION OF SECURITIES


            General. iBIZ's Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $.001 par value. As of January 6, 2000, there were 26,771,380 shares of common stock outstanding and an aggregate of 3,300,000 options and warrants to purchase common stock.


            Common Stock. Holders of shares of common stock are entitled to one vote for each share of common stock held of record on all matters submitted to a vote of the shareholders. Each share of common stock is entitled to receive dividends as may be declared by the Company's Board of Directors out of funds legally available. Management, however, does not presently intend to pay any dividends. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment in full of all creditors of the Company and the liquidation preferences of any outstanding shares of preferred stock, if any. There are no redemption or sinking fund provisions applicable to the common stock.

            Debentures. iBIZ has issued Two Hundred Thousand Dollars ($200,000.00) of 8% Debentures. The 8% Debentures are due on June 21, 2000, bear interest at eight percent per annum, and are unsecured. Under the terms of the 8% Debentures, iBIZ is obligated to include the shares issuable upon conversion of the debentures in this SB-2 registration statement. Upon the effectiveness of this registration statement, the 8% Debentures will automatically convert to 300,000 fully paid and nonassessable shares of common stock.


            On November 6, 1999, iBIZ issued Six Hundred Thousand Dollars ($600,000.00) of 7% Debentures (the "600k 7% Debentures") to Globe United Holdings, Inc. ("Globe"). Thereafter, on December 29, 1999, iBIZ issued to Globe additional 7% Debentures in the amount of One Million Dollars ($1,000,000.00) (the "1000k 7% Debentures").



            The 7% Debentures accrue interest at seven percent per annum and are due November 9, 2004, and December 29, 2004, respectively. iBIZ is obligated to make payments of accrued interest semi-annually; interest on the 600k 7% Debentures is due on the first day of April and November and interest on the 1000k 7% Debentures is due on the first day of May and December. At Globe's option, iBIZ may make interest payments in the form of shares of common stock (calculated as if a portion of principal, as described below).


            Globe may at any time convert all or a portion of the outstanding principal amount, together with any accrued but unpaid interest, into that number of shares of common stock equal to the quotient obtained by dividing (i) the principal amount of the debenture to be converted by (ii) the Applicable Conversion Price. On December 6, 1999, Globe converted $200,000 of the 7% Debentures, plus accrued interest to date. Pursuant to the conversion formula, iBIZ issued 300,962 shares of common stock.

              In consideration for the purchase of the 1000k 7% Debentures, iBIZ agreed to amend the Applicable Conversion Price of the remaining amount of the 600k 7% Debentures. The Applicable Conversion Price, as amended, is defined as the lesser of (i) $0.675 or (ii) the product obtained by multiplying (x) the Average Closing Price (as defined in the 7% Debentures) by (y) .80.

            The Applicable Conversion Price for the 1000k 7% Debentures, is the lesser of (i) $0.94 or (ii) the product obtained by multiplying (x) the Average Closing Price (as defined in the 7% Debentures) by (y) .80. In addition, Globe may require iBIZ to redeem the 7% Debentures for cash at a redemption price equal to 120% of the aggregate principal and accrued interest outstanding in the event of a Change in Control of iBIZ (as defined in the 7% Debentures).

            In connection with the sale of the 7% Debentures, iBIZ agreed to file a registration statement to cover the resale of the common stock issuable upon conversion of the 7% Debentures and the exercise of the warrants (described below) by January 7, 2000, and to use its best efforts to cause the registration statement to be declared effective by February 21, 2000. If the registration statement is not filed by January 7, 2000, or is not effective by February 21, 2000, iBIZ is obligated to pay liquidated damages equal to 2% of the purchase price of all the 7% Debentures and the warrants (described below) for each 30 day period the registration statement is not filed or effective.

            Pursuant to the terms of the 7% Debentures, iBIZ may not, without the prior written consent of Globe, offer or sell, shares of its capital stock or any security or other instrument convertible into or exchangeable for shares of common stock, for the period ending on the earlier of (i) one hundred eighty
(180) days after the date on which this registration statement is declared effective by the SEC or (ii) the date on which Globe shall have converted all of the Debentures into common stock (the "Lock-Up Period"), except that iBIZ (i) may issue securities for the aggregate consideration of at least Seven Million Five Hundred Thousand Dollars ($7,500,000.00) in connection with a bona fide, firm commitment, underwritten public offering under the Securities Act; and (ii) may issue additional shares of common stock upon the exercise or conversion of outstanding options, warrants and other convertible securities issued prior to November 15, 1999; (iii) may issue options, in addition to all options previously issued as of November 15, 1999, to purchase up to 1,000,000 shares of its common stock to its directors, officers and employees in connection with its existing stock option plans.

            In addition, iBIZ is restricted from registering any shares of its capital stock (other than shares to be received upon exercise by option and warrant holders as of November 15, 1999) until the later to occur of (i) the expiration of the respective Lock-Up Periods or (ii) the registration statement filed by iBIZ covering shares to be issued to Globe upon conversion of the 7% Debentures or exercise of the warrants has been effective under the Securities Act for a period of at least one-hundred and eighty (180) days.

            In addition, the 7% Debentures grant Globe a right of first refusal on purchases of additional securities for a period of eighteen (18) months from the date of execution. So long as the 7% Debentures or warrants are outstanding, iBIZ may not (i) declare or pay any dividends or make distributions to any holder of common stock or (ii) acquire any common stock of iBIZ.

            Options and Warrants Included in Prospectus. Of the total 6,839,252 shares registered for sale by the selling securityholders, 900,000 shares are issuable upon exercise of options and warrants issued to consultants. These consultants warrants and options are immediately exercisable, have an exercise price of $0.75 or $1.00 per share and have terms from three to ten years.

            In addition, in connection the issuance of the 7% Debentures, iBIZ has issued a warrant to purchase 100,000 shares of common stock and a warrant to purchase 200,000 shares of common stock. As the registration rights agreement between the selling securityholder and iBIZ requires the registration of 200% of the original shares issuable under the warrants, this prospectus covers the sale of 600,000 shares. The terms of these warrants are as follows:

Shares               Exercise Price      Vesting             Expiration
------               --------------      -------             ----------
100,000              $0.94               Immediate           November 9, 2004
200,000              $0.94               Immediate           December 29, 2004

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            iBIZ's Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, a director or officer of iBIZ shall not be personally liable to iBIZ or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of iBIZ's Articles of Incorporation, as amended, is to eliminate the right of iBIZ and its shareholders (through shareholders' derivative suits on behalf of iBIZ) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. iBIZ believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, iBIZ has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

            The financial statements for iBIZ as of October 31, 1997 and 1998 and for the one year period ended October 31, 1999, included in this prospectus have been audited and reviewed, respectively, by Moffitt & Company, P.C., independent public accountants, as indicated in their reports with respect thereto, such statements and are herein included in reliance upon the authority of such firm as experts in accounting and auditing in rendering the reports.

                                  LEGAL MATTERS

            Certain legal matters with respect to the validity of the common stock offered will be passed upon by iBIZ's legal counsel, Gammage & Burnham, P.L.C., Phoenix, Arizona.

                              FINANCIAL STATEMENTS







                         INVNSYS TECHNOLOGY CORPORATION

                                FORMERLY KNOWN AS

                        SOUTHWEST FINANCIAL SYSTEMS, INC.

                              FINANCIAL STATEMENTS

                            OCTOBER 31, 1998 AND 1997

                                TABLE OF CONTENTS

                                                                      PAGE NO.
                                                                      --------
INDEPENDENT AUDITORS' REPORT .....................................       1

FINANCIAL STATEMENTS

       Balance Sheets.............................................       2

       Statements of Income.......................................       3

       Statement of Changes in Stockholders' Equity...............       4

       Statements of Cash Flows...................................      5-6

       Notes to Financial Statements..............................     7-18

                          INDEPENDENT AUDITORS' REPORT



To The Board of Directors and Stockholders
Invnsys Technology Corporation
Formerly known as Southwest Financial Systems, Inc.
Phoenix, Arizona

We have audited the accompanying balance sheets of Invnsys Technology Corporation formerly known as Southwest Financial Systems, Inc., as of October 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Invnsys Technology Corporation as of October 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


MOFFITT & COMPANY, P. C.
SCOTTSDALE, ARIZONA

June 14, 1999 (original issuance date)
November 22, 1999 (reissue date)

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                                 BALANCE SHEETS
                            OCTOBER 31, 1998 AND 1997


                                     ASSETS

                                                      1998               1997
                                                   ----------         ----------
CURRENT ASSETS
       Cash                                        $      200         $      412
       Accounts receivable, trade                     153,536             91,073
       Other receivables                                1,500              1,000
       Corporation income tax refund                        0             19,919
       Inventories                                    323,397            202,320
       Prepaid expenses, current                       24,577              3,882
                                                   ----------         ----------

              TOTAL CURRENT ASSETS                    503,210            318,606
                                                   ----------         ----------

PROPERTY AND EQUIPMENT                                 76,536             97,069
                                                   ----------         ----------

OTHER ASSETS
       Note receivable, related party                 906,620            666,103
       Deposits                                        20,155             17,765
       Prepaid expenses, long term                      2,423              5,655
                                                   ----------         ----------

              TOTAL OTHER ASSETS                      929,198            689,523
                                                   ----------         ----------

              TOTAL ASSETS                         $1,508,994         $1,105,195
                                                   ==========         ==========

                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)


                                                           1998                1997
                                                       -----------         -----------
CURRENT LIABILITIES
       Bank overdraft                                  $    13,700         $    14,545
       Accounts payable, trade                             780,815             691,944
       Customer deposits                                   395,264             267,630
       Notes payable, current                               28,378             215,976
       Accrued liabilities                                  63,243              30,713
       Sales and payroll taxes payable                     255,410              61,840
       Corporation income taxes payable,
          Current                                           17,841              13,741
       Deferred income                                      71,031             110,797
                                                       -----------         -----------
              TOTAL CURRENT LIABILITIES                  1,625,682           1,407,186
                                                       -----------         -----------
LONG - TERM LIABILITIES
       Notes payable                                       365,325             389,358
                                                       -----------         -----------
              TOTAL LONG - TERM LIABILITIES                365,325             389,358
                                                       -----------         -----------

STOCKHOLDER'S EQUITY
       Common stock, $1.00 par value,
          100,000 shares authorized,
          10,000 shares issued and outstanding              10,000              10,000
       Advance from IBIZ Technology Corp.                  158,101                   0
       Retained earnings (deficit)                        (650,164)           (701,346)
                                                       -----------         -----------
              TOTAL STOCKHOLDER'S EQUITY
                 (DEFICIT)                                (482,063)           (691,346)
                                                       -----------         -----------
              TOTAL LIABILITIES AND
                 STOCKHOLDER'S EQUITY (DEFICIT)        $ 1,508,944         $ 1,105,198
                                                       ===========         ===========

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                              STATEMENTS OF INCOME
                  FOR THE YEARS ENDED OCTOBER 31, 1998 AND 1997


                                                    1998                1997
                                                 -----------         -----------
SALES                                            $ 3,402,681         $ 2,350,459
COST OF SALES                                      2,219,796           1,579,440
                                                 -----------         -----------
       GROSS PROFIT                                1,182,885             771,019
SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                                        1,070,003           1,174,908
                                                 -----------         -----------
       INCOME (LOSS) FROM OPERATIONS                 112,882            (403,889)
                                                 -----------         -----------
OTHER INCOME (EXPENSES)
       Interest expense                              (75,282)            (74,147)
       Interest income                                40,320              27,848
       Miscellaneous income                            3,815              10,835
       Gain/loss on disposition of assets              1,500              (6,177)
       Loss on Investment property                         0             (25,600)
                                                 -----------         -----------

       TOTAL OTHER INCOME (EXPENSE)                  (29,647)            (67,241)
                                                 -----------         -----------

INCOME (LOSS) BEFORE INCOME TAXES
    (REFUND)                                          83,235            (471,130)
       INCOME TAXES (REFUND)                          32,053             (30,128)
                                                 -----------         -----------
NET INCOME (LOSS)                                $    51,182         $  (501,258)
                                                 ===========         ===========

NET INCOME (LOSS) PER COMMON SHARE

       Basic and Diluted                         $      5.12          $ ( 50.13)
                                                 ===========         ===========

AVERAGE NUMBER OF COMMON SHARES
   OUTSTANDING                                        10,000              10,000
                                                 ===========         ===========

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE YEARS ENDED OCTOBER 31, 1998 AND 1997


                                                                   ADVANCE
                                         COMMON STOCK             FROM IBIZ
                                    ----------------------        TECHNOLOGY         RETAINED
                                    SHARES          AMOUNT           CORP.           EARNINGS
                                    ------          ------           -----           --------
BALANCE, NOVEMBER 1, 1996           10,000        $  10,000        $       0        $(200,088)

NET (LOSS) FOR THE YEAR
   ENDED OCTOBER 31, 1997                0                0                0         (501,258)
                                 ---------        ---------        ---------        ---------

BALANCE, OCTOBER 31, 1997           10,000           10,000                0         (701,346)

ADVANCE FROM IBIZ
   TECHNOLOGY CORP                       0                0          158,101                0

NET INCOME FOR THE YEAR
   ENDED OCTOBER 31, 1998                0                0                0           51,182
                                 ---------        ---------        ---------        ---------

BALANCE, OCTOBER 31, 1998           10,000        $  10,000        $ 158,101        $(650,164)
                                 =========        =========        =========        =========

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED OCTOBER 31, 1998 AND 1997


                                                                1998              1997
                                                             ---------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES
       Net income (loss)                                     $  51,182         $(501,258)
       Adjustments to reconcile net income (loss)
         to net cash provided by operating activities
           Depreciation                                         38,604            92,407
           Gain/loss on disposition of equipment and
                 investment properties                          (1,500)           31,777
       Increase (decrease) in
           Accounts receivable, trade                          (62,463)           29,242
           Other receivables                                      (500)            3,000
           Income tax refunds                                   19,919            56,146
           Inventories                                        (121,077)           98,263
           Prepaid expenses                                    (17,463)            8,794
           Deferred tax asset                                   16,383           (24,607)
           Deposits                                             (2,390)               73
           Accounts payable                                     88,871           (32,201)
           Customer deposits                                   127,634           267,630
           Accrued liabilities and taxes                       226,100           (32,104)
           Corporation income taxes payable                    (12,283)           12,469
           Deferred income                                     (39,766)           30,136
                                                             ---------         ---------
              NET CASH FLOWS PROVIDED
                 BY OPERATING ACTIVITIES                       311,251            39,767
                                                             ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES
        Acquisition of property and equipment                  (18,071)          (97,923)
        Loans to related party                                (240,517)          (35,000)
        Proceeds from sale of property and equipment             1,500                 0
                                                             ---------         ---------
              NET CASH FLOWS (USED) BY
                INVESTING ACTIVITIES                          (257,088)         (132,923)
                                                             ---------         ---------

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                      STATEMENTS OF CASH FLOWS (CONTINUED)
                  FOR THE YEARS ENDED OCTOBER 31, 1998 AND 1997


                                                     1998              1997
                                                  ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES
       Bank overdraft                             $    (845)        $       0
       Advance from IBIZ Technology Corp.           158,101                 0
       Proceeds from notes payable                        0           138,000
       Repayments of notes payable                 (211,631)          (32,364)
                                                  ---------         ---------

            NET CASH FLOWS PROVIDED (USED)
                BY FINANCING ACTIVITIES             (54,375)          105,636
                                                  ---------         ---------
NET INCREASE (DECREASE) IN CASH                        (212)           12,480
CASH BALANCE (OVERDRAFT), BEGINNING
   OF YEAR                                              412           (26,613)
                                                  ---------         ---------
CASH BALANCE, END OF YEAR                         $     200         $     412
                                                  =========         =========
SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION
       Cash paid during year:

          Interest                                $  61,117         $  74,108
                                                  =========         =========

          Taxes                                   $     850         $  50,913
                                                  =========         =========

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                            OCTOBER 31, 1998 AND 1997



NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        NATURE OF BUSINESS

        Invnsys Technology Corporation, formerly known as Southwest Financial Systems, Inc., was incorporated in the State of Arizona on July 30, 1980 and is in the business of selling retail and wholesale financial, computing and communication equipment. They also provide repair services and sell maintenance contracts. The corporation currently operates a service center in Phoenix, Arizona.

        ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

        Uncollectible accounts receivable are written off at the time management specifically determines them to be uncollectible. In addition, the allowance for doubtful accounts is provided at an amount determined by management.

        A summary of accounts receivable and the allowance for doubtful accounts is as follows:

                                                          1998           1997
                                                        --------      ---------
                     Accounts receivable                $ 156,036     $  98,073

                     Allowance for doubtful accounts        2,500         7,000
                                                        ---------     ---------
                     Net accounts receivable            $ 153,536     $  91,073
                                                        =========     =========


        INVENTORIES

        Inventories are stated at the lower of cost (determined principally by the first-in, first-out method) or market.

        PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacement, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

        The company depreciates its property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 1998 AND 1997



NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           PROPERTY AND EQUIPMENT (CONTINUED)

                     Tooling                            3 Years
                     Machinery and equipment            5-10 Years
                     Office furniture and equipment     5-10 Years
                     Vehicles                           5 Years
                     Leasehold improvements             5 Years

           ACCOUNTING ESTIMATES

           Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

           REVENUE RECOGNITION

           The company recognizes revenue from product sales when the goods are shipped and title passes to customers.

           SALES OF MAINTENANCE AGREEMENTS

           The revenue received for the maintenance agreements is being reported evenly over the life of the contracts. Such unearned portion is recorded as deferred income.

           INCOME TAXES

           Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 1998 AND 1997



NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           NET EARNINGS PER SHARE

           The company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common shareowners by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

           RISKS AND UNCERTAINTIES

           The company is in the computer and computer technology industry. The company's products are subject to rapid obsolescence and management must authorize funds for research and development costs in order to stay competitive.

NOTE 2     DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

           The company has financial instruments, none of which are held for trading purposes. The company estimates that the fair value of all financial instruments at October 31, 1998 and 1997, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the company could realize in a current market exchange.

NOTE 3     INVENTORIES

        At October 31, 1998 and 1997, inventories were comprised of:

                                            1998            1997
                                          --------        --------

                Computer equipment        $208,725        $161,212

                Office equipment            25,693          25,689

                Depot                        9,343           9,343

                Demo units                  77,576           4,016

                Parts                        2,060           2,060
                                          --------        --------

                  Totals                  $323,397        $202,320
                                          ========        ========

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 1998 AND 1997

NOTE 4  PROPERTY AND EQUIPMENT

           At October 31, 1998 and 1997, property and equipment and accumulated depreciation consisted of:

                                                           1998            1997
                                                         --------        --------
                Tooling                                  $ 68,100        $ 68,100

                Machinery and equipment                    30,656          75,104

                Office furniture and equipment             60,406          45,476

                Vehicles                                   39,141          59,596

                Leasehold improvements                     18,044          18,044
                                                         --------        --------
                                                          216,347         266,320

                Less accumulated depreciation             139,811         169,251
                                                         --------        --------

                     Total property and equipment        $ 76,536        $ 97,069
                                                         ========        ========

           The depreciation expenses for the years ended October 31, 1998 and 1997 were $38,604 and $92,407, respectively.

NOTE 5     NOTE RECEIVABLE, RELATED PARTY

                                                                                                 1998               1997
                                                                                             -------------        --------
                The related note is unsecured, payable on demand and accrues interest at 6% for 1998 and 8% for 1997. At October 31, 1998 and 1997,
                management believed the notes would not be collected within the current operating cycle and classified the asset as a long-term asset. $615,250 of the loan was repaid in 1999
                     Total                                                                   $     906,620        $666,103
                                                                                             =============        ========

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 1998 AND 1997



NOTE 6  CUSTOMER DEPOSITS

           It is the company's policy to obtain a portion of the sales price when orders are received. These funds are recorded as customer deposits and are applied to the customer invoices when the merchandise is shipped.


NOTE 7     INCOME TAXES

                                                                                         1998             1997
                                                                                      ---------        ---------
         Income (loss) from continuing operations
              before income taxes                                                     $  83,235        $(471,130)
                                                                                      ---------        ---------

         The provision for income taxes were estimated as follows:
                   Currently payable                                                  $       0        $       0
                   Deferred                                                              32,053          (30,128)
                                                                                      ---------        ---------


         A reconciliation of the provision for income taxes compared with the amounts at the U.S. Federal Statutory rate was as follows:
                   Tax at U.S. Federal Statutory income tax rates                     $  32,053        $ (30,128)
                                                                                      ---------        ---------

         Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and
           liabilities as measured by tax laws.  The net deferred tax assets is       $ 136,830        $ 180,139
                                                                                      ---------        ---------

        Temporary differences and carry forwards that gave rise to deferred tax assets and liabilities included the following:

                                                            1998                           1997
                                                            ----                           ----
                                                        Deferred Tax                    Deferred Tax
                                                    Assets        Liabilities       Assets       Liabilities
                                                    ------        -----------       ------       -----------
         Net operating loss                        $116,382        $      0        $176,591        $      0
         Accrued expenses and miscellaneous           8,497               0           7,990               0
         Tax credit carryforward                     20,175               0          20,175               0
         Depreciation                                     0           8,224               0          24,607
                                                   --------        --------        --------        --------

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 1998 AND 1997


NOTE 7  INCOME TAXES (CONTINUED)

                                                             1998                               1997
                                                             ----                               ----
                                                         Deferred Tax                       Deferred Tax
                                                    Assets         Liabilities         Assets          Liabilities
                                                  ---------         ---------         ---------         ---------
           Subtotals                              $ 145,054         $   8,224         $ 204,756         $  24,607

           Less valuation allowance                (145,054)           (8,224)         (204,756)          (24,607)
                                                  ---------         ---------         ---------         ---------

                      Total deferred taxes        $       0         $       0         $       0         $       0
                                                  =========         =========         =========         =========


           Realization of the net deferred tax assets is dependent on future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing temporary differences and carryforwards. Although realization is not assured, management believes that is more likely than not that the net deferred tax assets will not be realized.

NOTE 8     TAX CARRYFORWARD

        The company has the following tax carryforwards at October 31, 1998:

                                                                     EXPIRATION
                               YEAR                     AMOUNT          DATE
                               ----                     ------          ----
                        Net operating loss
                           October 31, 1997           $342,302     October 31, 2012

                     Capital loss
                           October 31, 1997             25,600     October 31, 2002

                     Contribution
                           October 31, 1995              1,536     October 31, 2000
                           October 31, 1996              2,068     October 31, 2001

NOTE 9  PAYROLL TAXES PAYABLE

           At October 31, 1998, the company was delinquent in the payment and filing of payroll tax returns in the amount of $236,923. The payroll taxes were paid in 1999.

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 1998 AND 1997



NOTE 10    NOTES PAYABLE

                                                                                              1998            1997
                                                                                            --------        --------
               Note payable to Community First National Bank due in monthly payments of interest of approximately $3,100. Interest is computed at national prime as stated in the Wall Street Journal plus 3 percent. The principal amount is due July 31, 2000. This note is secured by accounts receivable, general intangibles and all equipment and leasehold improvements. The shareholder has personally guaranteed the loan and the bank is the beneficiary of an insurance policy on the
               life of the shareholder                                                      $340,613        $334,890

               Note payable to Community First National Bank due in monthly installments of principal and interest of $3,754 until May 7, 1999
               Interest is computed at national prime as stated in the Wall Street
               Journal plus 3 percent. This note is secured by accounts receivable, general intangibles and all equipment and leasehold improvements. The shareholder has personally guaranteed the loan and the bank is the beneficiary of an insurance policy on the life of the shareholder
            The loan was paid off in 1999                                                     23,737          64,798

               Note payable to Community First National Bank due in monthly payments of principal and interest of $545 with interest at 7 percent until
               March 7, 2004. The note is secured by an automobile                            29,353          33,646

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 1998 AND 1997



NOTE 10    NOTES PAYABLE (CONTINUED)

                                                                            1998            1997
                                                                          --------        --------
               Note payable to an individual payable in one
               payment of $50,000 on February 1, 1998 and a
               final balance and accrued interest on May 21,
               1998. The note is secured by a houseboat
            owned by a stockholder of the company                         $      0        $100,000

               Unsecured note payable from an individual
               with interest computed at 14%.  Principal
               and accrued interest is due December 5, 1997                      0          72,000
                                                                          --------        --------

                                                                           393,703         605,334

               Less:  current portion of long-term debt                     28,378         215,976
                                                                          --------        --------

               Net long-term debt                                         $365,325        $389,358
                                                                          ========        ========

           Maturities of long-term debt are as follows:

                                                        1998            1997
                                                    ------------    ------------
           Year ended October 31,

                1998                                $          0      215,976
                1999                                      28,378       29,790
                2000                                     345,588      339,865
                2001                                       5,336        5,336
                2002                                       5,721        5,721
                2003 & thereafter                          8,680        8,646
                                                    ------------    ------------
                                                    $    393,703    $ 605,334
                                                    =============   =============

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 1998 AND 1997


NOTE 11 OPERATING LEASE - REAL ESTATE

           The company leases office space under a non-cancelable operating lease agreement expiring on July 15, 1999. The lease provides for annual rentals of approximately $40,000 plus increases due to changes in the consumer price index and building operating costs. The lease is guaranteed by the major stockholders of the company.

           Future minimum lease payments, excluding taxes and expenses, are as follows for the years ending October 31:

                                           1998             1997
                                       ------------     ------------

                    1998               $          0     $     47,320
                    1999                     35,128           35,128
                                       ------------     ------------

                                       $     35,128     $     82,448
                                       ============     ============

NOTE 12 ADVERTISING

           The company expenses all advertising as incurred. For the years ended October 31, 1998 and 1997, the company charged to operations $89,656 and $24,721, respectively, in advertising costs.

NOTE 13 INTEREST

           The company incurred interest expenses for the years ended October 31, 1998 and 1997 of $75,282 and $74,147, respectively.

NOTE 14 WARRANTY RESERVE

           In 1998, the company established a warranty reserve of $ 10,000 to cover any potential warranty costs on computer equipment that are not reimbursed by the computer manufacturer's warranty.

NOTE 15 ECONOMIC DEPENDENCY

           The company purchases the majority of its computer equipment from three suppliers.

NOTE 16 PLAN OF REORGANIZATION AND STOCK EXCHANGE AGREEMENT

           On January 1, 1999, the company issued 16,000,000 shares of newly issued restricted common stock for 100% of the issued and outstanding stock of Invnsys Technology Corporation. Invnsys Technology Corporation became a wholly-owned subsidiary of IBIZ Technology Corp. and the acquisition was accounted for as a reverse acquisition. On the consolidated financial statements, the reverse acquisition method requires that the net assets of Invnsys Technology Corporation be transferred to IBIZ Technology Corp. at book value and the statement of operations include the operations of both companies from the beginning of their fiscal years which was November 1, 1998 for both companies.

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 1998 AND 1997




NOTE 16    PLAN OF REORGANIZATION AND STOCK EXCHANGE AGREEMENT
           (CONTINUED)

           The following unaudited pro-forma combined financial date as of October 31, 1998, has been derived from the historical financial statements of IBIZ Technology Corp. and Invnsys Technology Corporation giving effect to the business combination using the reverse acquisition method of accounting. This information is for illustration purposes only and is not necessarily indicative of the consolidated financial position or results of operations which would have been realized had the acquisition been considered to occur as of the date for which the pro-forma financial statements are presented. The pro-forma financial statements also are not necessarily indicative of the consolidated position or results of operations in the future.


                       Pro-Forma Consolidated Balance Sheet

                                                            Invnsys               IBIZ
                                                           Technology          Technology        Pro-forma           Pro-forma
                                                          Corporation            Corp.          Adjustments         Consolidated
                                                          -----------         -----------        -----------         -----------
                 Assets
                        Cash                              $       200         $         0        $         0         $       200
                        Accounts receivable                   153,536                   0                  0             153,536
                        Inventories                           323,397                   0                  0             323,397
                        Other                                  26,077             247,175           (247,175)             26,077
                                                          -----------         -----------        -----------         -----------
                              Total current assets            503,210             247,175           (247,175)            503,210

                        Property and equipment                 76,536                   0                  0              76,536
                        Other assets                          929,198                   0                  0             929,198
                                                          -----------         -----------        -----------         -----------
                              Total                       $ 1,508,994         $   247,175        $  (247,175)        $ 1,508,994
                                                          ===========         ===========        ===========         ===========

            Liabilities
                        Accounts payable                  $   780,815         $     9,048        $  (247,175)        $   542,688
                        Customer deposits                     395,264                   0                  0             395,264
                        Other liabilities                     449,603                   0                  0             449,603
                                                          -----------         -----------        -----------         -----------
                          Total current
                                liabilities                 1,625,682               9,048           (247,175)          1,387,555

                        Long-term debt                        365,325                   0                  0             365,325
                                                          -----------         -----------        -----------         -----------

                              Total liabilities             1,999,007               9,048           (247,175)          1,752,880

                 Stockholders' equity                        (482,063)            238,127                  0            (243,936)
                                                          -----------         -----------        -----------         -----------


                        Total                             $ 1,508,944         $   247,175        $  (247,175)        $ 1,508,944
                                                          ===========         ===========        ===========         ===========

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 1998 AND 1997


NOTE 16 PLAN OF REORGANIZATION AND STOCK EXCHANGE AGREEMENT
           (CONTINUED)


                   Pro-Forma Consolidated Statement of Income

                                                             Invnsys              IBIZ
                                                           Technology          Technology        Pro-forma        Pro-forma
                                                            Corporation           Corp.         Adjustments      Consolidated
                                                            ------------      ------------      ------------     ------------
                 Sales                                      $  3,402,681      $          0      $          0     $  3,402,681
                 Cost of sales                                 2,219,796                 0                 0        2,219,796
                                                            ------------      ------------      ------------     ------------
                 Gross Profit                                  1,182,885                 0                 0        1,182,885
            Selling, general and
                   administrative expenses                  $  1,070,003      $     71,766      $          0     $  1,141,769
                                                            ------------      ------------      ------------     ------------
                 Income from operations                          112,882           (71,766)                0           41,116
                 Other income (expense)                          (29,647)                0                 0          (29,647)
                                                            ------------      ------------      ------------     ------------
                   Income before income
                           taxes                                  83,235           (71,766)                0           11,469
                 Income taxes                                     32,053                 0                 0           32,053
                                                            ------------      ------------      ------------     ------------
                        Net income (loss)                   $     51,182      $    (71,766)     $          0     $    (20,584)
                                                            ============      ============      ============     ============

                 Loss per common share                                                                           $      (.001)
                                                                                                                 ============

                 Weighted average number of shares
                    of common stock                                                                                24,000,000
                                                                                                                 ============

           Pro-forma financial information for the year ended October 31, 1997 is not presented as IBIZ Technology Corp. was an inactive public shell and had no activity.


NOTE 17    OFFICERS' COMPENSATION

           On March 5, 1999, the company entered into three employment agreements with the following officers:

                                               PRESIDENT                              VICE
                                               AND CHIEF              VICE          PRESIDENT
                                               EXECUTIVE          PRESIDENT/           OF
                                                OFFICER          COMPTROLLER        OPERATIONS
                                                -------          -----------        ----------
                      Annual compensation     $  200,000          $ 88,000           $ 88,000

                         INVNSYS TECHNOLOGY CORPORATION
                                FORMERLY KNOWN AS
                        SOUTHWEST FINANCIAL SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                            OCTOBER 31, 1998 AND 1997


NOTE 17    OFFICERS' COMPENSATION (CONTINUED)

                                                       PRESIDENT                        VICE
                                                       AND CHIEF       VICE           PRESIDENT
                                                       EXECUTIVE     PRESIDENT/          OF
                                                        OFFICER      COMPTROLLER     OPERATIONS
                Options for IBIZ Technology
                Corp. stock                            250,000         350,000        350,000
                                                        shares          shares         shares

Exercise price per share                              $   0.75        $   0.75       $   0.75


NOTE 18     INCOME TAXES FOR YEAR ENDED OCTOBER 31, 1998

            The net income before taxes was $83,235 and the corporation income taxes was $75,372. The large tax was due to the fact that the following expenses were incurred but not deductible for income tax purposes:

                                          Penalties                    $  70,661
                                          Travel and entertainment         5,184
                                          Country club dues                8,920
                                          Warranty reserves               10,000
                                          Other                             (64)
                                                                       ---------
                                          Total                        $  94,701
                                                                       =========

                            iBIZ TECHNOLOGY CORP. AND
                             CONSOLIDATED SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1999

                                TABLE OF CONTENTS

                                                                      PAGE NO.
ACCOUNTANTS' REPORT ..............................................       1

FINANCIAL STATEMENTS

       Consolidated Balance Sheet.................................       2

       Consolidated Statement of Operations.......................       3

       Consolidated Statement of Changes in Stockholders' Deficit.       4

       Consolidated Statement of Cash Flows.......................      5-6

       Notes to Consolidated Financial Statements.................     7-19

                  ACCOUNTANTS' REPORT




To The Board of Directors and Stockholders
IBIZ Technology Corp. and Consolidated Subsidiary
Phoenix, Arizona

We have reviewed the accompanying consolidated balance sheet of IBIZ Technology Corp. and Consolidated Subsidiary as of October 31, 1999, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of IBIZ Technology Corp. and Consolidated Subsidiary.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As shown in the financial statements, the company incurred a net loss of $954,099 during the year ended October 31, 1999, and, as of that date had a working capital deficit of $897,121 and a shareholders' deficit of $429,063. In addition sales have declined significantly from prior years. As discussed in note 22 to the financial statements, the company's significant operating losses and capital needs raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



MOFFITT & COMPANY, P. C.
SCOTTSDALE, ARIZONA

November 18, 1999
                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                OCTOBER 31, 1999




                                     ASSETS

CURRENT ASSETS
       Cash                                        $   25,343
       Accounts receivable, trade                     212,537
       Inventories                                    317,360
       Prepaid expenses                                38,984
                                                   ----------

              TOTAL CURRENT ASSETS                                 $   594,224


PROPERTY AND EQUIPMENT                                                 124,747



OTHER ASSETS
       Note receivable, related party                 346,226
       Deposits                                        16,759
                                                   ----------

              TOTAL OTHER ASSETS                                       362,985
                                                                   -----------

              TOTAL ASSETS                                         $ 1,081,956
                                                                   ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT


CURRENT LIABILITIES
       Accounts payable, trade                                $    840,856
       Customer deposits                                           115,408
       Notes payable, current                                       67,497
       Accrued liabilities                                          92,369
       Sales and payroll taxes payable                              98,082
       Corporation income taxes payable                             19,078
       Deferred income                                              58,055
       Convertible debentures payable                              200,000
                                                              ------------

              TOTAL CURRENT LIABILITIES                                         $  1,491,345

LONG - TERM LIABILITIES
       Notes payable                                                19,674
                                                              ------------

              TOTAL LONG - TERM LIABILITIES                                           19,674

STOCKHOLDERS' DEFICIT
       Common stock
          Authorized - 100,000,000 shares, par
            value $.001 per shares
          Issued and outstanding - 26,370,418 shares                26,370
       Paid in capital in excess of par value of stock           1,086,266
       Retained earnings (deficit)                              (1,541,699)
                                                              ------------

              TOTAL STOCKHOLDERS' DEFICIT                                          (429,063)
                                                                                ------------

              TOTAL LIABILITIES AND
                 STOCKHOLDERS' DEFICIT                                          $  1,081,956
                                                                                ============

                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED OCTOBER 31, 1999


            SALES                                                          $  2,079,331

            COST OF SALES                                                     1,608,729
                                                                           ------------
                   GROSS PROFIT                                                 470,602

            SELLING, GENERAL AND ADMINISTRATIVE
               EXPENSES                                                       1,453,866
                                                                           ------------
            (LOSS) BEFORE OTHER INCOME                                         (983,264)

            OTHER INCOME (EXPENSE)
                   Cancellation of debt                $    154,933
                   Other income                              32,339
                   Interest income                           28,260
                   Interest expense                         (49,537)
                                                       ------------

                  TOTAL OTHER INCOME, NET                                       165,995
                                                                             ------------

            (LOSS) BEFORE INCOME TAXES                                          (817,269)
            INCOME TAXES                                                         136,830
                                                                             ------------

            NET (LOSS)                                                      $   (954,099)
                                                                             ============

            NET (LOSS) PER COMMON SHARE

                   Basic and Diluted                                        $      (.038)
                                                                             ============


            AVERAGE NUMBER OF COMMON SHARES
               OUTSTANDING

                   Basic and diluted                                          25,116,013
                                                                            ============

                  iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                        FOR THE YEAR ENDED OCTOBER 31, 1999

                                            COMMON STOCK
                                     -------------------------
                                        SHARES          AMOUNT
                                     ----------        -------
BALANCE, NOVEMBER 1, 1998             8,000,000        $ 8,000

ISSUANCE OF COMMON STOCK
   FOR ACQUISITION OF INVNSYS
   TECHNOLOGY CORPORATION
   AND TRANSFER OF NET ASSETS
   AT BOOK VALUE PER REVERSE
   ACQUISITION                       16,000,000         16,000

ISSUANCE OF COMMON STOCK
   FOR CASH
      AT .35(CENTS)PER SHARE            640,318            640
      AT .50(CENTS)PER SHARE          1,730,100          1,730

FEES AND COSTS FOR ISSUANCE
   OF STOCK                                   0              0

NET (LOSS) FOR THE YEAR ENDED
   OCTOBER 31, 1999                           0              0
                                     ----------        -------

BALANCE, OCTOBER 31, 1999            26,370,418        $26,370
                                     ==========        =======

          PAID IN
        CAPITAL IN
         EXCESS OF               ADVANCES              RETAINED
         PAR VALUE               ON STOCK              EARNINGS
         OF STOCK              SUBSCRIPTIONS           (DEFICIT)
        -----------             ---------             -----------
        $   145,282             $ 154,111             $   (74,266)



             (6,000)                    0                (513,334)


            223,471                     0                       0
            863,320              (154,111)                      0


           (139,807)                    0                       0


                  0                     0                (954,099)
        -----------             ---------             -----------

        $ 1,086,266             $       0             $(1,541,699)
        ===========             =========             ===========

                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                       FOR THE YEAR ENDED OCTOBER 31, 1999

        CASH FLOWS FROM OPERATING ACTIVITIES:
               Net (loss)                                           $  (954,099)
               Adjustments to reconcile net (loss) to
                 net cash (used) by operating activities
                   Depreciation                                          42,104
               Increase (decrease) in
                   Accounts receivable, trade                           (59,001)
                   Other receivables                                      1,500
                   Inventories                                            6,037
                   Prepaid expenses                                     (11,984)
                   Deferred tax asset                                   145,054
                   Deposits                                               3,396
                   Accounts payable                                      50,993
                   Customer deposits                                   (279,856)
                   Accrued liabilities and taxes                       (126,965)
                   Deferred income                                      (12,976)
                                                                    -----------

                      NET CASH FLOWS (USED)
                         BY OPERATING ACTIVITIES                                    $(1,195,797)
        CASH FLOWS FROM INVESTING ACTIVITIES:
               Purchases of property and equipment                      (90,315)
               Repayment of related party loans                         644,614
                                                                    -----------


                      NET CASH FLOWS PROVIDED  BY
                        INVESTING ACTIVITIES                                            554,299

                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)
                       FOR THE YEAR ENDED OCTOBER 31, 1999

        CASH FLOWS FROM FINANCING ACTIVITIES:
               Bank overdraft                                              $ (13,700)
               Net proceeds from issuance of common stock                    786,873
               Proceeds from issuance of convertible debentures              200,000
               Decrease in notes payable                                    (306,532)
                                                                           ----------

                    NET CASH FLOWS PROVIDED
                        BY FINANCING ACTIVITIES                                            $ 666,641
                                                                                           ---------
        NET INCREASE IN CASH                                                                  25,143
        CASH BALANCE, NOVEMBER 1, 1998                                                           200
                                                                                           ---------
        CASH BALANCE, OCTOBER 31, 1999                                                     $  25,343
                                                                                           =========
        SUPPLEMENTAL DISCLOSURE OF CASH
           FLOW INFORMATION

               Cash paid during year:

                  Interest                                                                 $  56,766
                                                                                           =========
                  Taxes                                                                    $       0
                                                                                           =========

        NON CASH INVESTING AND FINANCING
           ACTIVITIES

               Issuance of company stock for investment in
                  Invnsys Technology Corporation                                           $  16,000
                                                                                           =========

                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                OCTOBER 31, 1999

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           NATURE OF BUSINESS

           The company was organized on April 6, 1994, under the laws of the State of Florida. In January, 1999, the company acquired Invnsys Technology Corporation, an Arizona corporation. Per the acquisition agreement, the company issued 16,000,000 shares of newly issued restricted common stock for 100% of the issued and outstanding stock of Invnsys Technology Corporation.

           Invnsys Technology Corporation is in the business of selling retail and wholesale, financial, computing and communication equipment. They also provide repair services and sell maintenance contracts. The corporation currently operates a service center in Phoenix, Arizona.

           PRINCIPLES OF CONSOLIDATION

           The consolidated financial statements include the accounts of iBIZ Technology Corp. and its wholly owned subsidiary, Invnsys Technology Corporation.

           All material inter-company accounts and transactions have been eliminated.

           CORPORATION NAME CHANGES

           The corporation has changed its name as follows:

            1. At date of incorporation - Exotic Video City, Inc.
            2. May 28, 1998 - EVC Ventures, Inc.
            3. October 10, 1998 - Invnsys Holding Corporation
            4. January 21, 1999 - IBIZ Technology Corp.

           ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

           Uncollectible accounts receivable are written off at the time management specifically determines them to be uncollectible. In addition, the allowance for doubtful accounts is provided at an amount determined by management.

           INVENTORIES

           Inventories are stated at the lower of cost (determined principally by first-in, first-out method) or cost [MARKET?].

                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1999

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

           PROPERTY AND EQUIPMENT

           Property and equipment are stated at cost. Major renewals and improvements are charged to the asset accounts while replacement, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed. At the time property and equipment are retired or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved of the applicable amounts. Gains or losses from retirements or sales are credited or charged to income.

           The company depreciates its property and equipment for financial reporting purposes using the straight-line method based upon the following useful lives of the assets:

               Tooling                                   3 Years
               Machinery and equipment                   5-10 Years
               Office furniture and equipment            5-10 Years
               Vehicles                                  5 Years
               Leasehold improvements                    5 Years

           ACCOUNTING ESTIMATES

           Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

           REVENUE RECOGNITION

           The company recognizes revenue from product sales when the goods are shipped and title passes to customers.

           SALES OF MAINTENANCE AGREEMENTS

           The revenue received for the maintenance agreements is being reported evenly over the life of the contracts. Such unearned portion is recorded as deferred income.

           INCOME TAXES

           Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts
                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1999

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        INCOME TAXES (CONTINUED)

           in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

           NET EARNINGS PER SHARE

           The company adopted Statement of Financial Accounting Standards No. 128 that requires the reporting of both basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common shareowners by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In accordance with FASB 128, potentially dilutive warrants and options that would have an anti-dilutive effect on net loss per share are excluded.

           RISKS AND UNCERTAINTIES

           The company is in the computer and computer technology industry. The company's products are subject to rapid obsolescence and management must authorize funds for research and development costs in order to stay competitive.

NOTE 2     DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

           The company has financial instruments, none of which are held for trading purposes. The company estimates that the fair value of all financial instruments at October 31, 1999, as defined in FASB 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the company using available market information and appropriate valuation methodologies. Considerable judgement is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the company could realize in a current market exchange.

NOTE 3     ACCOUNTS RECEIVABLE

           A summary of accounts receivable and allowance for doubtful accounts is as follows:

                     Accounts receivable                         $  215,037

                     Allowance for doubtful accounts                  2,500
                                                                   --------
                                                                 $  212,537
                                                                   ========

                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1999

NOTE 4     INVENTORIES

           Inventories are comprised of the following:

           Computer and components:
               Finished products                                 $  218,018
               Demonstration and loaner units                        56,009
               Depot units                                           18,302
               Office                                                24,712
           Parts                                                        319
                                                                 ----------
                           Total inventories                     $  317,360
                                                                 ==========

NOTE 5     PROPERTY AND EQUIPMENT

           Property and equipment and accumulated depreciation consisted of:

               Tooling                                           $   68,100

               Machinery and equipment                               39,032

               Office furniture and equipment                       105,627

               Vehicles                                              39,141

               Leasehold improvements                                17,031
                                                                 ----------
                                                                    268,931

               Less accumulated depreciation                        144,184
                                                                 ----------
                    Total property and equipment                 $  124,747
                                                                 ==========

           The depreciation expenses for the year ended October 31, 1999 is $ 42,104.

NOTE 6     NOTE RECEIVABLE, RELATED PARTY

        The related note is secured by 500,000 shares of common stock in the company, payable on demand and accrues interest at 6%. At October 31,
        1999, management believed the notes would not be collected within the
        current operating cycle and classified the asset as a long-term asset.   $  346,226
                                                                                  ==========

                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1999

NOTE 7     CUSTOMER DEPOSITS

           It is the company's policy to obtain a portion of the sales price when orders are received. These funds are recorded as customer deposits and are applied to the customer invoices when the merchandise is shipped.

NOTE 8     INCOME TAXES

         (Loss) from continuing operations
              before income taxes                                                         $(954,099)
                                                                                          ---------

         The provision for income taxes is estimated as follows:
                   Currently payable                                                      $       0
                   Deferred                                                                 136,830
                                                                                          ---------

         A reconciliation of the provision for income taxes compared with the amounts at the U.S. Federal Statutory rate was as follows:
                   Tax at U.S. Federal Statutory income tax rates                         $ 136,830
                                                                                          ---------

         Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax
              laws.  The net deferred tax assets is:                                      $       0
                                                                                          ---------

        Temporary differences and carry forwards that gave rise to deferred tax assets and liabilities included the following:

                                                            Deferred Tax
                                                        Assets        Liabilities
                                                        ------        -----------
               Net operating loss                     $  261,863       $     0
               Accrued expenses and miscellaneous          9,030             0
               Tax credit carryforward                    20,175             0
               Depreciation                                    0         6,199
                                                      ----------       -------

                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1999



NOTE 8  INCOME TAXES (CONTINUED)

                                                 Deferred Tax
                                           Assets            Liabilities
                                           ------            -----------
         Subtotals                       $ 291,068             $ 6,199

         Valuation allowance              (291,068)             (6,199)
                                         ---------             -------

         Total deferred taxes            $       0             $     0
                                         =========             =======

           As discussed in note 22, there is substantial doubt about the company's ability to continue as a going concern. Consequently, the company must maintain a 100% valuation allowance for the deferred taxes as there is doubt that the company will generate profits which will be absorbed by the tax differences.

           A reconciliation of the valuation allowance is as follows:

            Balance, October 31, 1998                                        $145,054
            Addition to allowance for year ended October 31, 1999             146,014
                                                                             --------

            Balance, October 31, 1999                                        $291,068
                                                                             ========

NOTE 9     TAX CARRYFORWARD

        The company has the following tax carryforwards at October 31, 1999:


                                                                             EXPIRATION
                                 YEAR                  AMOUNT                   DATE
                                 ----                  ------                   ----
                  Net operating loss
                         October 31, 1997              $342,302           October 31, 2012
                         October 31, 1999               796,236           October 31, 2019

                  Capital loss
                         October 31, 1997                25,600           October 31, 2002

                  Contribution
                         October 31, 1995                 1,536           October 31, 2000
                         October 31, 1996                 2,068           October 31, 2001
                         October 31, 1999                 2,081           October 31, 2004

                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1999



NOTE 10    NOTES PAYABLE

           Note payable to Community First National Bank due in monthly payments of interest of approximately $3,100. Interest is computed at national prime as stated in the Wall Street Journal plus 3 percent. The principal amount is due July 31, 2000. This note is secured by accounts receivable, general intangibles and all equipment and leasehold improvements. The shareholder has personally guaranteed the loan and the bank is the beneficiary of an insurance policy on the
           life of the shareholder                                                         $62,426

           Note payable to Community First National Bank due in monthly payments of principal and interest of $545 with interest at 7 percent until
           March 7, 2004. The note is secured by an automobile                              24,745
                                                                                           -------

                                                                                             87,171

           Less:  current portion                                                            67,497
                                                                                            -------
           Net long-term debt                                                               $19,674
                                                                                            =======


           Maturities of long-term debt are as follows:

           Year ended October 31,
                2000                                           $ 67,497
                2001                                              5,336
                2002                                              5,721
                2003                                              6,135
                2004                                              2,482
                                                               --------
                                                               $ 87,171
                                                               ========

                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1999

NOTE 11 COMMON STOCK PURCHASE WARRANTS

        The company has issued the following common stock purchase warrants:


                                        NUMBER                          EXERCISE
                  DATE                 OF SHARES         TERM           PRICE
              May   7, 1999             100,000         3 years       $  0.75
              May 13, 1999              100,000         3 years       $  1.00
              May   7, 1999             300,000         3 years       $  0.75
              May   7, 1999             300,000        10 years       $  0.75
              May 13, 1999              100,000        10 years       $  1.00


NOTE 12 CONVERTIBLE DEBENTURES

           On June 30, 1999, the company authorized $200,000 of convertible debentures. The debentures bear interest at 8%, are unsecured and are due on June 21, 2000.

           Upon the effectiveness of the required registration statements, the debentures will automatically convert into 300,000 fully paid and nonassessable shares of common stock of the company.

NOTE 13 REAL ESTATE LEASE

           On June 1, 1999, the company leased a new facility from a related entity. The lease commenced on July 1, 1999, requires initial annual rentals of $153,600 (with annual increases) plus taxes and operating costs and expires on December 31, 2024. The company has also guaranteed the mortgage on the premises.

           Future minimum lease payments, excluding taxes and expenses, are as follows:

                October 31, 2000                        $  156,160
                October 31, 2001                           163,968
                October 31, 2002                           172,168
                October 31, 2003                           180,780
                October 31, 2004                           189,820
                November 1, 2004 - December 31, 2004     6,676,000

NOTE 14 ADVERTISING

           The company expenses all advertising as incurred. For the year ended October 31, 1999, the company charged to operations $15,492 in advertising costs.

                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1999

NOTE 15 INTEREST

        The company incurred interest expenses for the year ended October 31, 1999 of $49,537.

NOTE 16 RESEARCH AND DEVELOPMENT COSTS

           The company incurred research and development costs for the year ended October 31, 1999 of $5,014.

NOTE 17 WARRANTY RESERVE

           The company established a warranty reserve of $10,000 to cover any potential warranty costs on computer equipment that are not covered by the computer manufacturer's warranty.

NOTE 18 ECONOMIC DEPENDENCY

        The company purchases the majority of its computer equipment from three suppliers.

NOTE 19    OFFICERS' COMPENSATION

           On March 5, 1999, the company entered into three employment agreements with the following officers:

                                       PRESIDENT                              VICE
                                       AND CHIEF          VICE              PRESIDENT
                                       EXECUTIVE        PRESIDENT/              OF
                                        OFFICER        COMPTROLLER           OPERATIONS
                                        -------        -----------           ----------
             Annual compensation      $  200,000         $   88,000            $ 88,000
                                      ==========         ==========            ========


NOTE 20 STOCK OPTIONS

           On January 31, 1999, the corporation adopted a stock option plan for the purpose of providing an incentive based form of compensation to the directors, key employees and service providers of the corporation.

           The stock subject to the plan and issuable upon exercise of options granted under the plan are shares of the corporation's common stock, $.001 par value, which may be either unissued or treasury shares. The aggregate number of shares of common stock covered by the plan and issuable upon exercise of all options granted shall be 5,000,000 shares, which shares shall be reserved for use upon the exercise of options to be granted from time to time.

                IBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1999

NOTE 20 STOCK OPTIONS (CONTINUED)

            The company issued the following options:


                            DATE OF               NUMBER                              VESTING
                           ISSUANCE              OF SHARES          RECIPIENT          PERIOD                TERM
                           --------              ---------          ---------          ------                ----
                        April 22, 1999            800,000           Officers            One year           10 years
                                                                                     50% immediately
                                                                                    50% in six months

                        April 22, 1999            240,000           Employees          Five years          10 years
                                                                                      20% per year

                        April 22, 1999            200,000           Employee           Five years          10 years
                                                                                     10% immediately
                                                                                    balance over four
                                                                                         years

                        April 22, 1999            150,000           Directors          Two years           10 years
                                                                                     50% per year

                        May 7, 1999               500,000           Employee           Immediately         10 years

                        May 7, 1999                85,000           Employees            Five years        10 years
                                                                                       10,000 shares
                                                                                        immediately
                                                                                     balance over five
                                                                                           years

                        May 7, 1999               375,000           Employee          After two years,     10 years
                                                ---------                              50% per year

                                                2,350,000
                                                =========

           The exercise price is the fair market value of the shares (average of bid and ask price) at the date of the grant which was .75(cent) per share.

           The company applied APB Opinion 25 and related interpretations in accounting for this stock option plan. Had compensation costs for the company's plan been determined based on the fair value at the grant date consistent with the method of FASB Statement 123, the company's net
                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1999

NOTE 20 STOCK OPTIONS (CONTINUED)

           income and earnings per share would not have changed.

           The fair value of the option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) dividend yield of 0%, (2) expected volatility of 30%, (3) risk-free interest rate of 6.40%, and (4) expected life of 10 years.

            A summary of the stock options is as follows:


                                                                SHARES
                                                                ------
                  Outstanding at November 1, 1998                   0

                  Granted during the year                   2,350,000
                                                            ---------
                  Outstanding at October 31, 1999
                                                            2,350,000
                                                            =========

            Information regarding stock options outstanding as of October 31, 1999 is as follows:

                                                                OPTIONS OUTSTANDING
                                                     ---------------------------------------
                                                                              WEIGHTED
                                                     WEIGHTED                 AVERAGE
                                                      AVERAGE                REMAINING
                     PRICE                           EXERCISE               CONTRACTUAL
                     RANGE            SHARES            PRICE                   LIFE
                     -----            ------            -----                   ----
                 $  .75(cents)      2,350,000         $   .75              9 years, 6 months

                                                   OPTIONS EXERCISABLE
                                                   -------------------
                                                         WEIGHTED
                                                          AVERAGE
                     PRICE                               EXERCISE
                     RANGE          SHARES                  PRICE
                    ------         -------              ---------
                    $    0              0                    N/A

           Since the exercise price and the fair market value of the stock were the same, there is no compensation costs to report and required pro-forma net income and earnings per share are the
                iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1999

NOTE 20 STOCK OPTIONS (CONTINUED)
           same as the historical financial statement presentations.

NOTE 21 PLAN OF REORGANIZATION AND STOCK EXCHANGE AGREEMENT

           On January 1, 1999, the company issued 16,000,000 shares of newly issued restricted common stock for 100% of the issued and outstanding stock of Invnsys Technology Corporation. Invnsys Technology Corporation became a wholly-owned subsidiary of iBIZ Technology Corp. and the acquisition was accounted for as a reverse acquisition.

           The details of the results of operation (unaudited) for each separate company, prior to the date of combination, that are included in the current net income are:

                                                            INVNSYS               iBIZ
                                                           TECHNOLOGY           TECHNOLOGY
                                                          CORPORATION              CORP.
                                                           ---------             --------
                 Sales                                     $ 402,127             $      0
             Cost of sales                                   239,704                    0
                                                           ---------             --------
                Gross profit                                 162,423                    0
            Selling, general and administrative
                expenses                                     243,094               27,742
                                                           ---------             --------
            (Loss) before income taxes (refund)              (80,671)
                                                                                  (27,742)
            Income taxes (refund)                            (20,150)                   0
                                                           ---------             --------
                   Net (loss)                              $ (60,521)            $(27,742)
                                                           =========             ========


           There were no adjustments in the net assets of the combining companies to adopt the same accounting policies.

           Each of the companies had an October 31 fiscal year so no accounting adjustments were necessary.

           An (unaudited) reconciliation of revenues and earnings reconciled with the amounts shown in the combined financial statements is as follows:

            Net (loss) on iBIZ Technology Corp. at December 31, 1998                  $ (27,742)
            Add Invnsys Technology Corporation (loss)
               for November 1, 1998 to December 31, 1998
                                                                                        (60,521)
            Additional net (loss) from January 1, 1999 to October 31, 1999             (865,836)
                                                                                      ---------

            Net (loss) for the year ended October 31, 1999                            $(954,099)
                                                                                      =========

                 iBIZ TECHNOLOGY CORP. AND CONSOLIDATED SUBSIDIARY
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 OCTOBER 31, 1999


NOTE 22 GOING CONCERN

           These financial statements are presented on the basis that the company is a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The accompanying financial statements show that current liabilities exceed current assets by $897,021 and a shareholders' deficit of $429,063. In addition, sales have declined significantly from prior years. As described in note 23, the company obtained $600,000 of additional capital in November 1999.

NOTE 23 SUBSEQUENT EVENT

           In November 1999, the company issued $600,000 of 7% convertible debentures under the following terms and conditions:

           1.    Due date - November 9, 2004.

           2. Interest only on April 1 and November 1 of each year commencing January 1, 2000.

           3. Warrants to purchase 100,000 shares of common stock at $ 0.94 per share.

           4. Conversion terms - The debenture holder shall have the right to convert all or a portion of the outstanding principal amount of this debenture plus any accrued interest into such number of sales of common stock as shall equal the quotient obtained by dividing the principal amount of this debenture by the applicable conversion price.

           5. Conversion price - Lesser of (i) $ 0.94 (fixed price) or (ii) the product obtained by multiplying the average closing price by $0.80.

           6. Average closing price - The debenture holder shall have the election to choose any three trading days out of twenty trading days immediately preceding the date on which the holder gives the company a written notice of the holders' election to convert outstanding principal of this debenture.

           7. Redemption by company - If there is a change in control of the company, the holder of the debenture can request that the debenture be redeemed at a price equal to 125% of the aggregate principal and accrued interest outstanding under this debenture.

           8.    The debentures are unsecured.

           9. Any further issuance of common stock or debentures must be approved by debenture holders.

           10. Debenture holders have a eighteen month right of first refusal on future disposition of stock by the company.

           11. Restriction on payment of dividends, retirement of stock or issuance of new securities.

                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Limitation of Liability and Indemnification Matters. iBIZ's Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, a director or officer of iBIZ shall not be personally liable to iBIZ or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of iBIZ's Articles of Incorporation, as amended, is to eliminate the right of iBIZ and its shareholders (through shareholders' derivative suits on behalf of iBIZ) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. iBIZ believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The follow table sets forth the estimated costs and expenses incurred by the selling securityholders in connection with this Offering.

      SEC Registration Fee                    $ 2,794.93
      Legal Fees and Expenses                 $60,000.00
      Accounting Fees and Expenses            $20,000.00
      Printing Expenses                       $ 5,000.00
      Blue Sky Fees and Expenses              $ 6,000.00
      TOTAL                                   $93,794.93

1. Except for the SEC registration fee, all fees and expenses are estimates.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

            iBIZ Technology Corp.

            On July 10, 1998, iBIZ issued 3,000,000 shares of common stock, $.001 par value, at a sales price of $.05 per share totaling $150,000. iBIZ relied upon Regulation D, Rule 504 promulgated under the Securities Act with respect to these sales.

            Between November 13, 1998 and January 13, 1999, iBIZ issued 540,318 shares of common stock, $.001 par value, at a sales price of $.35 per share totaling $189,111.30. iBIZ relied upon Regulation D, Rule 506 promulgated under the Securities Act with respect to these sales.

            Effective January 1, 1999, iBIZ entered into a Plan of Reorganization and Share Exchange Agreement with INVNSYS and the below referenced individuals. Pursuant to the Reorganization, iBIZ issued 16,000,000 shares of common stock, $.001 par value, in exchange for one hundred percent (100%) of the outstanding shares of INVNSYS. The shares were allocated as follows:

                                                   NO. OF SHARES
                                                   -------------
Moorea Trust dated December 18, 1991                 12,120,000
Terry Ratliff                                         1,771,200
Mark Perkins                                          1,771,200
Paul Russo                                               46,400
Frank Ligammari                                          33,600
Richard Bielfelt                                         28,800
Terry Neild                                             228,800

            The shares issued by iBIZ were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

            From March 8, 1999 through November 18, 1999, iBIZ issued 1,730,100 shares of common stock, $.001 par value, at a sales price of $.50 per share and 640,318 shares of common stock, $.001 par value, at a sales price of $.35 totaling an aggregate of $1,089,161. iBIZ relied upon Regulation D, Rule 506 promulgated under the Securities Act with respect to these sales.

            From April 22, 1999 through May 13, 1999, iBIZ issued options to purchase 2,850,000 shares of common stock, $.001 par value to employees and various consultants. The exercise price of the options is the fair market value on the date of grant, which ranged from $0.75 to $1.00 per share. iBIZ relied upon either Rule 701 or Section 4(2) with respect to the granting of the options.

            On June 30, 1999, iBIZ issued Two Hundred Thousand Dollars ($200,000.00) of 8% Debentures. The 8% Debentures are due on June 21, 2000, bear interest at eight percent (8%) per annum, and are unsecured. Under the terms of the 8% Debentures, iBIZ is obligated to include the shares issuable upon conversion of the 8%

Debentures in this registration statement. Upon the effectiveness of this registration statement, the 8% Debentures shall automatically convert to 300,000 fully paid and nonassessable shares of common stock, $.001 par value.

            Effective May 1999, iBIZ issued a warrant entitling the holder to acquire 400,000 shares of common stock, $.001 par value, at an exercise price of $0.75 per share for the first 300,000 shares and $1.00 per share for the remaining 100,000 shares.

            In November 1999, iBIZ issued Six Hundred Thousand Dollars ($600,000.00) of 7% Debentures (the "$600k 7% Debentures") to Globe United Holdings, Inc. ("Globe"). Thereafter, in December 1999, iBIZ issued to Globe an additional One Million Dollars ($1,000,000.00) of 7% Debentures (the "$1000k 7% Debentures). On December 6, 1999, Globe converted $200,000 of the $600k 7% Debentures, plus accrued interest to date. Pursuant to the applicable conversion formula, iBIZ issued 300,962 shares of common stock.

            In connection with the issuance of the $600k 7% Debentures, iBIZ issued a warrant to purchase 100,000 shares of common stock at a purchase price of $0.94 per share. The warrant is immediately exercisable and expires November 9, 2004.

            In connection with the issuance of the $1000k 7% Debentures, iBIZ issued a warrant to purchase 200,000 shares of common stock at a purchase price of $0.94 per share. The warrant is immediately exercisable and expires December 29, 2004 (collectively the "Warrants).

            iBIZ relied upon Regulation D, Rule 506 promulgated under the Securities Act with respect to the issuance of the 7% Debentures and the Warrants.

            On January 7, 2000, iBIZ issued 250,000 shares of common stock, $.001 par value, at a sales price of $1.10 per share for a total amount of $275,000. iBIZ relied upon Regulation D, Rule 506 promulgated under the Securities Act with respect this sale.

ITEM 27.  EXHIBITS

INDEX TO EXHIBITS


 EXHIBIT NO.                          DESCRIPTION
 -----------                          -----------
    2.01(1)   Plan of Reorganization and Stock Exchange Agreement dated
              January 1, 1999

    3.01(1)   Articles of Incorporation, as amended

    3.02(1)   Bylaws

    5.01(3)   Opinion of Gammage & Burnham, P.L.C.

   10.01(1)   Citrix Business Alliance Membership Agreement dated February 10,
              1999, between INVNSYS and Citrix Systems, Inc.

   10.02(1) Client Software License Agreement dated December 30, 1998, between INVNSYS and Citrix Systems, Inc.

   10.03(1)   iBIZ Technology Corporation Distributed Software License
              Agreement dated June 2, 1999, between iBIZ and Jeremy Radlow

   10.04(1)   3Com Designed for Palm Computing Platform Logo License
              Agreement, between iBIZ and Palm Computing, Inc.

   10.05(1)   IBIZ Technology Corp. Stock Option Plan dated January 31,
              1999

   10.06(1)   Form of Stock Option

   10.07(1)   Lease Agreement dated June 1, 1999, between iBIZ and Lone Cactus
              Capital Group, L.L.C.

   10.08(1) Strategic Teaming and Marketing Agreement dated February 18, 1999, between iBIZ and Global Telephone Communication, Inc.

   10.09(1)   Form of iBIZ Technology Corp. Common Stock Purchase Warrant

   10.10(1)   Form of iBIZ Technology Corp. Convertible Debenture

   10.11(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Kenneth Schilling

   10.12(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Terry Ratliff

   10.13(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Mark Perkins

   10.14(2) Securities Purchase Agreement dated November 9, 1999, between iBIZ and Globe United Holdings, Inc.

   10.15(2) 7% Convertible Debenture Due November 9, 2004, between iBIZ and Globe United Holdings, Inc.

   10.16(2)   Warrant dated November 9, 1999

   10.17(2) Registration Rights Agreement dated November 9, 1999, between iBIZ and Globe United Holdings, Inc.

   10.18(3) Securities Purchase Agreement dated December 29, 1999, between iBIZ and Globe United Holdings, Inc.

   10.19(3)   7% Convertible Debenture Due December 29, 2004, between iBIZ and
              Globe United Holdings, Inc.

   10.20(3)   Warrant dated December 29, 1999

   10.21(3) Registration Rights Agreement dated December 29, 1999, between iBIZ and Globe United Holdings, Inc.

   10.22(3)   Subscription Agreement for Common Stock of iBIZ Technology
              Corp.

   21.01(1)   Subsidiaries of Registrant

   23.01(3)   Consent of Moffitt & Company

   27.01(2)   Financial Data Schedule


---------------

(1) Incorporated by reference from iBIZ's Form 10-SB, File No. 027619, filed with the SEC on October 13, 1999.

(2) Incorporated by reference from iBIZ's Form 10-SB/A, File No. 027619, filed with the SEC on December 1, 1999.

(3) Filed herewith.

ITEM 28.  UNDERTAKINGS

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

            In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Phoenix, State of Arizona on January 11, 2000.



                                    iBIZ Technology Corp.,
                                    a Florida Corporation



                                    By:/s/ Kenneth W. Schilling
                                       -----------------------------------------
                                       Kenneth W. Schilling, President,
                                       Director


                                    By:/s/ Terry S. Ratliff
                                       -----------------------------------------
                                       Terry S. Ratliff, Vice President,
                                       Comptroller, Director


                                    By:/s/ Mark H. Perkins
                                       -----------------------------------------
                                       Mark H. Perkins, Vice President of
                                       Operations, Director

INDEX TO EXHIBITS



 EXHIBIT NO.                          DESCRIPTION
 -----------                          -----------
    2.01(1)   Plan of Reorganization and Stock Exchange Agreement dated
              January 1, 1999

    3.01(1)   Articles of Incorporation, as amended

    3.02(1)   Bylaws

    5.01(3)     Opinion of Gammage & Burnham, P.L.C.

   10.01(1)   Citrix Business Alliance Membership Agreement dated February 10,
              1999, between INVNSYS and Citrix Systems, Inc.

   10.02(1) Client Software License Agreement dated December 30, 1998, between INVNSYS and Citrix Systems, Inc.

   10.03(1)   IBIZ Technology Corporation Distributed Software License
              Agreement dated June 2, 1999, between iBIZ and Jeremy Radlow

   10.04(1)   3Com Designed for Palm Computing Platform Logo License
              Agreement, between iBIZ and Palm Computing, Inc.

   10.05(1)   IBIZ Technology Corp. Stock Option Plan dated January 31,
              1999

   10.06(1)   Form of Stock Option

   10.07(1)   Lease Agreement dated June 1, 1999, between iBIZ and Lone Cactus
              Capital Group, L.L.C.

   10.08(1) Strategic Teaming and Marketing Agreement dated February 18, 1999, between iBIZ and Global Telephone Communication, Inc.

   10.09(1)   Form of iBIZ Technology Corp. Common Stock Purchase Warrant

   10.10(1)   Form of iBIZ Technology Corp. Convertible Debenture

   10.11(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Kenneth Schilling

   10.12(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Terry Ratliff

   10.13(1) Employment Agreement dated March 5, 1999, as amended, between iBIZ, INVNSYS and Mark Perkins

   10.14(2) Securities Purchase Agreement dated November 9, 1999, between iBIZ and Globe United Holdings, Inc.

   10.15(2) 7% Convertible Debenture Due November 9, 2004, between iBIZ and Globe United Holdings, Inc.

   10.16(2)   Warrant dated November 9, 1999

   10.17(2) Registration Rights Agreement dated November 9, 1999, between iBIZ and Globe United Holdings, Inc.

   10.18(3) Securities Purchase Agreement dated December 29, 1999, between iBIZ and Globe United Holdings, Inc.

   10.19(3)   7% Convertible Debenture Due December 29, 2004, between iBIZ and
              Globe United Holdings, Inc.

   10.20(3)   Warrant dated December 29, 1999


   10.21(3) Registration Rights Agreement dated December 29, 1999, between iBIZ and Globe United Holdings, Inc.

   10.22(3)   Subscription Agreement for Common Stock of iBIZ Technology
              Corp.

   21.01(1)   Subsidiaries of Registrant

   23.01(3)   Consent of Moffitt & Company

   27.01(2)   Financial Data Schedule

---------------

(1) Incorporated by reference from iBIZ's Form 10-SB, File No. 027619, filed with the SEC on October 13, 1999.

(2) Incorporated by reference from iBIZ's Form 10-SB/A, File No. 027619, filed with the SEC on December 1, 1999.

(3)    Filed herewith.


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